                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       CROWN CASTLE INTERNATIONAL CORP.
                       --------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
                    ---------------------------------------
                        (Title of Class of Securities)

                                   228227104
                                   ---------
                                (CUSIP Number)

                           Mr. Charles C. Green, III
                           Executive Vice President
                          and Chief Financial Officer
                       Crown Castle International Corp.
                               510 Bering Drive
                                   Suite 500
                             Houston, Texas 77057
                                (713) 570-3000
                                --------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                August 21, 1998
                                ---------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)(S) 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S) 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 2 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Digital Future Investments B.V.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Netherlands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          11,340,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          11,340,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 3 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TeleDiffusion de France International S.A.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      France
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          28,783,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          28,783,500
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 4 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TeleDiffusion de France S.A.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Frnace
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          28,783,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          28,783,500
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 5 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      France Telecom
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      France
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          28,783,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          28,783,500
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 6 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Candover Investments plc
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          11,330,200
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          11,330,200
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IV
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 7 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Candover (Trustees) Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          208,317
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          208,317
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IV
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 8 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Candover Partners Limited (as general partner of the Candover 1994 UK Limited Partnership, the Candover 1994 UK No.2 Limited Partnership, the Candover 1994 US No.1 Limited Partnership and the Candover 1994 US No.2 Limited Partnership)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          8,792,565
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          8,792,565
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IV
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 9 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Candover Services Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          8,792,565
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          8,792,565
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IV
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 10 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ted B. Miller, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          3,916,130
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          3,916,130
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 11 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Miller 1996 Gift Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          99,995
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          99,995
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      EP
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 12 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert A. Crown
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,076,875
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             125,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          2,076,875
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          125,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 13 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barbara A. Crown
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          1,749,375
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             125,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,749,375
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          125,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 14 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert A. Crown Grantor Retained Annuity Trust, Robert A. Crown and
      PNC Bank, Delaware, Trustees
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          915,625
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          915,625
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      EP
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 15 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barbara A. Crown Grantor Retained Annuity Trust, Barbara A. Crown
      and PNC Bank, Delaware, Trustees.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          915,625
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          915,625
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      EP
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 16 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Berkshire Fund III, A Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          6,095,450
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          6,095,450
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 17 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Third Berkshire Associates Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          6,095,450
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          6,095,450
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 18 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Berkshire Fund IV, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          12,996,055
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          12,996,055
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 19 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fourth Berkshire Associates LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          12,996,055
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          12,996,055
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 20 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Berkshire Investors LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          1,619,300
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,619,300
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 21 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Centennial Fund IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          5,965,340
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          5,965,340
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 22 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Centennial Holdings IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          5,965,340
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          5,965,340
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 23 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Centennial Fund V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          3,731,285
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          3,731,285
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 24 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Centennial Entrepreneurs Fund V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          115,415
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          115,415
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 25 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Centennial Holdings V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          3,846,700
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          3,846,700
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 26 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nassau Capital Partners II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          5,023,825
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          5,023,825
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 27 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nassau Capital LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          5,023,825
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          5,023,825
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 28 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NAS Partners I, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          31,255
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          31,255
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 29 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fay, Richwhite Communications Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New Zealand
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,793,640
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,793,640
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 30 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PNC Venture Corp.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,002,210
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          2,002,210
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 30 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PNC Holding Corp.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,002,210
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          2,002,210
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 30 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PNC Bank Corp.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,002,210
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          2,002,210
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 31 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      American Home Assurance Company; IRS ID No. 13-5124990
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,774,040
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,774,040
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 32 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      American International Group, Inc.; IRS ID No. 13-2592361
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,774,040
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,774,040
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                      PAGE 33 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      New York Life Insurance Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          1,060,180
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,060,180
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 34 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Northwestern Mutual Life Insurance Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Wisconsin
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          1,669,815
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,669,815
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 35 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Harvard Private Capital Holdings, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,463,745 (see Item 5)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          2,463,745 (see Item 5)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,463,745

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 36 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charlesbank Capital Partners, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,463,745 (see Item 5)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          2,463,745 (see Item 5)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,463,745

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 37 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Prime VIII, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          823,765
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          823,765
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 228227104                                     PAGE 38 OF 38 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Prime SKA I, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          823,765
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          823,765
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      99,127,145 (Includes all Shares beneficially owned by Group)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      85.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1.   SECURITY AND ISSUER

          This statement on Schedule 13D (the "Statement") relates to the Common Stock, par value $.01 per share (the "Shares"), of Crown Castle International Corp., a Delaware corporation (the "Issuer"). The Issuer's principal executive office is located at 510 Bering Drive, Suite 500, Houston, TX 77057.


ITEM 2.   IDENTITY AND BACKGROUND

          This Statement is being filed by the undersigned on behalf of: Digital Future Investments B.V. ("DFI"); TeleDiffusion de France International S.A. ("TdFI"); TeleDiffusion de France ("TdF"); France Telecom; Candover Investments plc ("Candover Investments"); Candover (Trustees) Limited ("Candover Trustees"); Candover Partners Limited (as general partner of the Candover 1994 UK Limited Partnership, the Candover 1994 UK No.2 Limited Partnership, the Candover 1994 US No.1 Limited Partnership and the Candover 1994 US No.2 Limited Partnership) ("Candover Partners"); Candover Services Limited ("Candover Services"); Ted B. Miller, Jr.; The Miller 1996 Gift Trust (the "Miller Trust"); Robert A. Crown (individually and for the Robert A. Crown grantor retained annuity trust); Barbara A. Crown (individually and for the Barbara A. Crown grantor retained annuity trust) (together with Robert A. Crown, the "Crown Parties"); Berkshire Fund III, A Limited Partnership ("Berkshire III"); Third Berkshire Associates Limited Partnership ("Third Berkshire Associates"); Berkshire Fund IV, Limited Partnership ("Berkshire IV"); Fourth Berkshire Associates LLC ("Fourth Berkshire Associates"); Berkshire Investors LLC; Centennial Fund IV, L.P. ("Centennial IV"); Centennial Holdings IV, L.P. ("Centennial Holdings IV"); Centennial Fund V, L.P. ("Centennial V"); Centennial Entrepreneurs Fund V, L.P. ("Centennial Entrepreneurs V"); Centennial Holdings V, L.P. ("Centennial Holdings V"); Nassau Capital Partners II, L.P. ("Nassau Capital II"); Nassau Capital LLC; NAS Partners I, L.L.C. ("NAS I"); Fay, Richwhite Communications Limited ("Fay, Richwhite"); PNC Venture Corp.; PNC Holding Corp.; PNC Bank Corp.; American Home Assurance Company ("American Home Assurance"); American International Group, Inc. ("AIG"); New York Life Insurance Company; The Northwestern Mutual Life Insurance Company; Harvard Private Capital Holdings, Inc. ("Harvard Private Capital"); Charlesbank Capital Partners, LLC ("Charlesbank"); Prime VIII, L.P. ("Prime VIII") and Prime SKA I, L.L.C. ("Prime SKA I" and, together with each of the foregoing, the "Reporting Persons").

     By signing this Statement, each Reporting Person agrees that this Statement is filed on its behalf. No Reporting Person assumes responsibility for the completeness or accuracy of the information concerning any other Reporting Person.

Digital Future Investments B.V.
-------------------------------

          DFI is a Netherlands limited liability company with its principal executive office located at World Trade Center, Tower C13, Strawinskylaan 1349, 1077XX Amsterdam, The Netherlands. The principal business of DFI is to participate in and to finance companies and enterprises which conduct activities in the field of radio and telecommunications. DFI is a wholly owned subsidiary of TdFI, which is a wholly owned subsidiary of TdF, which is in turn a wholly owned subsidiary of France Telecom.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of DFI are set forth on Schedule 1 hereto, which Schedule is hereby incorporated into this Item 2 by reference in its entirety.

TeleDiffusion de France International S.A.
------------------------------------------

          TdFI is a French public limited company with its principal executive office located at 10, rue d'Oradour sur Glane, 75015 Paris, France. The principal business of TdFI is as a shareholding company. TdFI is a wholly owned subsidiary of TdF, which is a wholly owned subsidiary of France Telecom.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of TdFI are set forth on Schedule 1 hereto.

TeleDiffusion de France
-----------------------

          TdF is a French public limited company with its principal executive office located at 10, rue d'Oradour sur Glane, 75015 Paris, France. The principal businesses of TdF are television and radio transmission. TdF is a wholly owned subsidiary of France Telecom.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of TdF are set forth on Schedule 1 hereto.

France Telecom
--------------

          France Telecom is a French public limited company with its principal executive office located at 10, rue d'Oradour sur Glane, 75015 Paris, France. The principal business of France Telecom is telecommunications services.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of France Telecom are set forth on
Schedule 1 hereto.

Candover Investments plc
------------------------

          Candover Investments is an English public limited company with its principal executive office located at 20 Old Bailey, London EC4M 7LN. Candover Investments organizes and invests in large management buyouts and buyins.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of Candover Investments are set forth on
Schedule 1 hereto.

Candover (Trustees) Limited
---------------------------

          Candover Trustees is an English company with its principal executive office located at 20 Old Bailey, London EC4M 7LN. The principal business of Candover Trustees is to act as a trustee company. Candover Trustees is a wholly owned subsidiary of Candover Investments.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of Candover Trustees are set forth on
Schedule 1 hereto.

Candover Partners Limited (as general partner of the Candover 1994 UK Limited
-----------------------------------------------------------------------------
Partnership, the Candover 1994 UK No.2 Limited Partnership, the Candover 1994 US
--------------------------------------------------------------------------------
No.1 Limited Partnership and the Candover 1994 US No.2 Limited Partnership)
---------------------------------------------------------------------------

          Candover Partners is an English company with its principal executive office located at 20 Old Bailey, London EC4M 7LN. The principal business of Candover Partners is to analyze and make investment decisions in its role as general partner of the various limited partnerships constituting the Candover 1989, 1991, 1994 and 1997 Funds. Candover Partners is regulated by the Investment Management Regulatory Organisation of the U.K. ("IMRO"). Candover Partners is a majority owned direct subsidiary of Candover Services and a wholly owned indirect subsidiary of Candover Investments.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of Candover Partners are set forth on
Schedule 1 hereto.

Candover Services Limited
-------------------------

          Candover Services is an English company with its principal executive office located at 20 Old Bailey, London EC4M 7LN. The principal business of Candover Services is to operate as the service company of Candover Investments and manager of the Candover 1987 Fund and the Hoare Candover Exempt Fund. Candover Services is regulated by IMRO. Candover Services is a wholly owned subsidiary of Candover Investments.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of Candover Services are set forth on
Schedule 1 hereto.

Ted B. Miller, Jr.
------------------

          Ted B. Miller, Jr.'s business address is c/o Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, TX 77057. Mr. Miller is the Chief Executive Officer of the Issuer and a citizen of the United States of America.

The Miller 1996 Gift Trust
---------------------------

          The Trustee of the Miller Trust is Robert H. Singleton, Jr. whose principal business address is c/o Singleton & Cooksay, 1600 Smith, Suite 4500, Houston, TX 77002. Mr. Singleton is a citizen of the United States of America.

Robert A. Crown
---------------

          Robert A. Crown's business address is c/o Crown Communications, 375 Southpointe Blvd., Canonsburg, PA 15317. Mr. Crown is the President and Chief Executive Officer of Crown Communication Inc., and a citizen of the United States of America.

Barbara A. Crown
----------------

          Barbara A. Crown's business address is c/o Crown Communications, 375 Southpointe Blvd., Canonsburg, PA 15317. Ms. Crown is an investor and a citizen of the United States of America.

Robert A. Crown Grantor Retained Annuity Trust dated March 11, 1998
-------------------------------------------------------------------

          The Robert A. Crown Grantor Retained Annuity Trust dated March 1, 1998 is a grantor retained annuity trust for the benefit of Robert A. Crown, and its business address is: c/o PNC Bank, Delaware and Robert A. Crown, Trustees, 222 Delaware Avenue, Wilmington, DE 19801.

Barbara A. Crown Grantor Retained Annuity Trust dated March 11, 1998
--------------------------------------------------------------------

          The Barbara A. Crown Grantor Retained Annuity Trust dated March 1, 1998 is a grantor retained annuity trust for the benefit of Barbara A. Crown, and its business address is: c/o PNC Bank, Delaware and Barbara A. Crown, Trustees, 222 Delaware Avenue, Wilmington, DE 19801.

Berkshire Fund III, A Limited Partnership
-----------------------------------------

          Berkshire III is a Massachusetts limited partnership with its principal executive office located at One Boston Place, Suite 3300, Boston, MA 02108. The principal business of Berkshire III is to make investments in, buy, sell, hold, pledge, assign and otherwise deal in securities. The sole general partner of Berkshire III is Third Berkshire Associates.

Third Berkshire Associates Limited Partnership
----------------------------------------------

          Third Berkshire Associates is a Massachusetts limited partnership with its principal executive office located at One Boston Place, Suite 3300, Boston, MA 02108. The principal business of Third Berkshire Associates is to make investments in, buy, sell, hold, pledge, assign and otherwise deal in securities.

          The sole general partners of Third Berkshire Associates, all of whom are citizens of the United States, are: Bradley M. Bloom, J. Christopher Clifford, Russell L. Epker, Carl Ferenbach and Richard K. Lubin (the "Third Berkshire Associates Partners"). The principal business address of each such person is One Boston Place, Suite 3300, Boston, MA 02108. By virtue of their relationships described above and their roles with Berkshire III and Third Berkshire Associates, each of the Third Berkshire Associates Partners may be deemed to control Third Berkshire Associates and Berkshire III and may be deemed to possess indirect beneficial ownership of the Shares held by Berkshire III. However, none of the Third Berkshire Associates Partners, acting alone, has voting or investment power with respect to the Shares directly beneficially held by Berkshire III, and, as a result, each Third Berkshire Associates Partner disclaims beneficial ownership of the Shares directly beneficially owned by Berkshire III.

Berkshire Fund IV, Limited Partnership
--------------------------------------

          Berkshire IV is a Massachusetts limited partnership with its principal executive office located at One Boston Place, Suite 3300, Boston, MA 02108. The principal business of Berkshire IV is to invest in equity and equity-related securities of corporations and other entities. The sole general partner of Berkshire IV is Fourth Berkshire Associates LLC, a Massachusetts limited liability company.

Fourth Berkshire Associates LLC
-------------------------------

          Fourth Berkshire Associates is a Massachusetts limited partnership with its principal executive office located at One Boston Place, Suite 3300, Boston, MA 02108. The principal business of Fourth Berkshire Associates is to act as general partner of Berkshire IV, to render investment advice of any and all kinds and to identify, structure, finance, consummate and liquidate investments.

          The managing members of Fourth Berkshire Associates, all of whom are citizens of the United States, are: Bradley M. Bloom, J. Christopher Clifford, Russell L. Epker, Carl Ferenbach, Richard K. Lubin, Garth H. Greimann, Kevin T. Callaghan and Jane Brock-Wilson (the "Fourth Berkshire Associates Members"). The principal business address of each such person is One Boston Place, Suite 3300, Boston, MA 02108. By virtue of their relationships described above and their roles with Berkshire IV and Fourth Berkshire Associates, each of the Fourth Berkshire Associates Members may be deemed to control Fourth Berkshire Associates and Berkshire IV and may be deemed to possess indirect beneficial ownership of the shares held by Berkshire IV. However, none of the Fourth Berkshire Associates Members, acting alone, has voting or investment power with respect to the Shares directly beneficially held by Berkshire IV, and, as a result, each Fourth Berkshire Associates Member disclaims beneficial ownership of the Shares directly beneficially owned by Berkshire IV.

Berkshire Investors LLC
-----------------------

          Berkshire Investors LLC is a Massachusetts limited liability company with its principal executive office located at One Boston Place, Suite 3300, Boston, MA 02108. The principal business of Berkshire Investors LLC is to invest in securities of any and all kinds.

          The managing members of Berkshire Investors LLC, all of whom are citizens of the United States, are: Bradley M. Bloom, J. Christopher Clifford, Russell L. Epker, Carl Ferenbach, Richard K. Lubin, Garth H. Greimann, Kevin T. Callaghan and Jane Brock-Wilson. The principal business address of each such person is One Boston Place, Suite 3300, Boston, MA 02108.

Centennial Fund IV, L.P.
------------------------

          Centennial IV is a Delaware limited partnership with its principal executive office located at 1428 Fifteenth Street, Denver, CO 80202-1318. Centennial IV is a venture capital investment partnership. The sole general partner of Centennial IV is Centennial Holdings IV.

Centennial Holdings IV, L.P.
----------------------------

          Centennial Holdings IV is a Delaware limited partnership with its principal executive office located at 1428 Fifteenth Street, Denver, CO 80202-1318. Centennial Holdings IV's principal business is to act as a general partner of Centennial IV.

          The sole general partners of Centennial Holdings IV, all of whom are citizens of the United States, are Steven C. Halstedt, Jr., Jeffrey H. Schutz, Adam Goldman, Donald H. Parsons, Jr. and David C. Hull, Jr. (the "Centennial Partners"). The principal business address of each such person is 1428 Fifteenth Street, Denver, CO 80202-1318. By virtue of their relationships described above and their roles with Centennial IV and Centennial Holdings IV, each of the Centennial Partners may be deemed to control Centennial IV and Centennial Holdings IV, and may be deemed to possess indirect beneficial ownership of the shares held by Centennial IV. However, none of the Centennial Partners, acting alone, has voting or investment power with respect to the shares directly beneficially held by Centennial IV and, as a result, each Centennial Partner disclaims beneficial ownership of the Shares directly beneficially owned by Centennial IV.

Centennial Fund V, L.P.
-----------------------

          Centennial V is a Delaware limited partnership corporation with its principal executive office located at 1428 Fifteenth Street, Denver, CO 80202-1318. Centennial V is a venture capital investment partnership. The sole general partner of Centennial V is Centennial Holdings V.

Centennial Entrepreneurs Fund V, L.P.
-------------------------------------

          Centennial Entrepreneurs V is a Delaware limited partnership with its principal executive office located at 1428 Fifteenth Street, Denver, CO 80202-1318. Centennial Entrepreneurs V is a venture capital investment partnership. The sole general partner of Centennial Entrepreneurs V is Centennial Holdings V.

Centennial Holdings V, L.P.
---------------------------

          Centennial Holdings V is a Delaware limited partnership with its principal executive office located at 1428 Fifteenth Street, Denver, CO 80202-1318. Centennial Holdings V is a general partner of venture capital investment partnerships.

          The sole general partners of Centennial Holdings V, all of whom are citizens of the United States, are the Centennial Partners. The principal business address of each such person is 1428 Fifteenth Street, Denver, CO 80202-1318. By virtue of their relationships described above and their roles with Centennial V, Centennial Entrepreneurs V and Centennial Holdings V, each of the Centennial Partners may be deemed to control Centennial V, Centennial Entrepreneurs V and Centennial Holdings V, and may be deemed to possess indirect beneficial ownership of the shares held by Centennial V and Centennial Entrepreneurs V. However, none of the Centennial Partners, acting alone, has voting or investment power with respect to the shares directly beneficially held by Centennial V or Centennial Entrepreneurs V, and, as a result, each Centennial Partner disclaims beneficial ownership of the Shares directly beneficially owned by Centennial V and Centennial Entrepreneurs V.

Nassau Capital Partners II, L.P.
--------------------------------

          Nassau Capital II is a Delaware limited partnership with its principal executive office located at 22 Chambers Street, Suite 401, Princeton, NJ 08542. Nassau Capital II is an investment vehicle. The sole general partner of Nassau Capital II is Nassau Capital LLC.

Nassau Capital LLC
------------------

          Nassau Capital LLC is a Delaware limited liability company with its principal executive office located at 22 Chambers Street, Suite 401, Princeton, NJ 08542. Nassau Capital LLC is an investment vehicle.

          The Members of Nassau Capital LLC, all of whom are citizens of the United States, are: Randall A. Hack, John G. Quigley, Jonathan A. Sweemer and Robert L. Honstein (the "Nassau Capital Members"). The principal business address of each such person is 22 Chambers Street, Suite 401, Princeton, NJ 08542. By virtue of their relationships described above and their roles with Nassau Capital LLC and Nassau Capital II, each of the Nassau Capital Members may be deemed to control Nassau Capital LLC and Nassau Capital II and may be deemed to possess indirect beneficial ownership of the shares held by Nassau Capital
II. However, none of the Nassau Capital Members, acting alone, has voting or investment power with respect to the shares directly beneficially held by Nassau Capital II, and, as a result, each Nassau Capital Member disclaims beneficial ownership of the Shares directly beneficially owned by Nassau Capital II.

NAS Partners I, L.L.C.
----------------------

          NAS I is a Delaware limited liability company with its principal executive office located at 22 Chambers Street, Suite 401, Princeton, NJ 08542. NAS I is an investment vehicle.

          The Members of NAS I, both of whom are citizens of the United States, are Randall A. Hack and John G. Quigley (the "NAS I Members"). The principal business address of each such person is 22 Chambers Street, Suite 401, Princeton, NJ 08542. By virtue of their relationships described above and their roles with NAS I, each of the NAS I Members may be deemed to control NAS I and may be deemed to possess indirect beneficial ownership of the shares held by NAS
I. However, neither of the NAS I Members, acting alone, has voting or investment power with respect to the shares directly beneficially held by NAS I, and, as a result, each NAS I Member disclaims beneficial ownership of the Shares directly beneficially owned by NAS I.

Fay, Richwhite Communications Limited
-------------------------------------

          Fay, Richwhite is a New Zealand corporation with its principal executive office located at Level 27, 151 Queen Street, Auckland, New Zealand (PO Box 1650, Auckland, New Zealand). The principal business of Fay, Richwhite is investment/investment management.

          The Directors of Fay, Richwhite, all of whom are citizens of New Zealand, are Sir Humphrey Michael Fay, David MacKellar Richwhite, Leigh Robert Davis, Stephen Robert Norrie and Evan Christopher Williams. The principal business address of each such person is Level 27, 151 Queen Street, Auckland, New Zealand (PO Box 1650).

PNC Venture Corp.
-----------------

          PNC Venture Corp. is a Delaware corporation with its principal executive office located c/o PNC Equity Management Corp., at 3150 CNG Tower, 825 Liberty Avenue, Pittsburgh, PA 18222. The principal business of PNC Venture Corp. is making investments in privately held companies. PNC Venture Corp. is a wholly owned subsidiary of PNC Holding Corp., which is a wholly owned subsidiary of PNC Bank Corp.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of PNC Venture Corp. are set forth on
Schedule 1 hereto.


PNC Holding Corp.
----------------

          PNC Holding Corp. is a Delaware corporaton with its principal office located at 222 Delaware Avenue, Wilmington, DE 19899. The directors of PNC Holding Corp., all of whom are citizens of the United States, are as follows:
Robert L. Haunschild (One PNC Plaza, 249 Fifth Avenue, Pittsburg, PA 15222-
2707), Maria C. Schaffer (222 Delaware Avenue, Wilmington, DE 19899), and Calvert A. Morgan, Jr. (222 Delaware Avenue, Wilmington, DE 19899). The executive officers of PNC Holding Corp. are as follows: Robert L. Haunschild (Chairman & President), Richard C. Caldwell (Senior Vice President, PNC Bank, FSB, 3305 Flamingo Drive, Vero Beach, FL 32963), and Maria C. Schaffer (Treasurer and Controller, 222 Delaware Avenue, Wilmington, DE 19899).

PNC Bank Corp.
-------------

          PNC Bank Corp. is a Pennsylvania corporation with its principal office located at One PNC Plaza, 249 Fifth Avenue, Pittsburg, PA 15222-2707.

         The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of PNC Bank Corp. are set forth on
Schedule 1 hereto.


American Home Assurance Company
-------------------------------

          American Home Assurance is a New York corporation with its principal executive offices located at 70 Pine Street, New York, NY 10270. American Home Assurance is a multiple line insurance Company which writes substantially all lines of property and casualty insurance in each state of the United States and abroad. American Home Assurance is a wholly owned subsidiary of AIG.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of American Home Assurance are set forth on Schedule 1 hereto which schedule is hereby incorporated into this Item 2 by reference in its entirety.

American International Group, Inc.
----------------------------------

          AIG is a Delaware corporation with its principal executive offices located at 70 Pine Street, New York, NY 10270. AIG is a holding company which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG's primary activities include both general and life insurance operations.

          Starr International Company, Inc., a private holding company organized under the laws of Panama ("SICO"), The Starr Foundation, a New York not-for-profit corporation ("Starr Foundation"), and C.V. Starr & Co., Inc., a Delaware corporation ("Starr"), have the right to vote approximately 16.2%, 3.5% and 2.4%, respectively, of the outstanding common stock of AIG. The principal executive offices of SICO are located at 29 Richmond Road, American International Building, Pembroke HM08 Bermuda. The principal executive offices of each of the Starr Foundation and Starr are located at 70 Pine Street, New York, NY 10270.

          The name, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of AIG, SICO, Starr Foundation and Starr are set forth on Schedule 1 hereto.

New York Life Insurance Company
-------------------------------

          New York Life Insurance Company is a New York mutual life insurance company organized under the laws of the State of New York. Its principal place of business is located at 51 Madison Avenue, New York, NY 10010. The principal business of New York Life Insurance Company is that of a mutual life insurance company.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and director of New York Life Insurance Company are set forth on Schedule 1 hereto.

The Northwestern Mutual Life Insurance Company
----------------------------------------------

          The Northwestern Mutual Life Insurance Company is a mutual insurance company organized under the laws of the State of Wisconsin, with its principal executive office located at 720 East Wisconsin Avenue, Milwaukee, WI 53202-4797. The principal business of The Northwestern Mutual Life Insurance Company is the sale of life insurance, disability insurance, long term care insurance, annuities and mutual funds.

          The name, citizenship, residence or business address, and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each executive officer and trustee of The Northwestern Mutual Life Insurance Company are set forth on Schedule 1 hereto.

Harvard Private Capital Holdings, Inc.
--------------------------------------

          Harvard Private Capital is a Massachusetts corporation with its principal office located c/o Charlesbank Capital Partners, LLC, at 600 Atlantic Avenue, Boston, MA 02210. Harvard Private Capital is a charitable company holding a portion of the endowment fund of Harvard University. Harvard Private Capital is controlled by the President and Fellows of Harvard College, a Massachusetts educational corporation and title-holding company for the endowment fund of Harvard University.

          The Directors of Harvard Private Capital, all of whom are citizens of the United States of America, and whose principal business address is located at 600 Atlantic Avenue, Boston MA 02210, are Michael R. Eisenson, Mark A. Rosen and Tim R. Palmer. The Officers of Harvard Private Capital, all of whom are citizens of the United States of America, and whose principal business address is located at 600 Atlantic Avenue, Boston, MA 02210, are Michael R. Eisenson (President), Jack R. Meyer (Vice President), John M. Sallay (Vice President), Tami E. Nason (Clerk), and Michael Thonis (Assistant Clerk).

Charlesbank Capital Partners, LLC
---------------------------------

          Charlesbank is a Massachusetts limited liability company organized primarily for the purpose of acting as an investment manager to President and Fellows of Harvard College and certain other entities. The principal executive offices of Charlesbank are located at 600 Atlantic Avenue, 26th Floor, Boston, MA 02210. Subject to the terms of the Stockholders Agreement, Charlesbank, pursuant to an agreement among Charlesbank, the President and Fellows of Harvard College and certain individuals, has sole power to direct the vote on the Shares of which Harvard Private Capital is the beneficial owner.

          The Managing Members of Charlesbank, all of whom are citizens of the United States of America, and whose principal business address is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, 26th Floor, Boston, MA 02210, are Michael E. Eisenson, (President and Chief Executive Officer), Kim G. Davis) Managing Director), William P. Douglas (Managing Director), Tim R. Palmer (Managing Director), Mark A. Rosen (Managing Director), Michael Thonis (Chief Financial Officer), and Charles F. Wu (Managing Director).

Prime VIII, L.P.
----------------

          Prime VIII is a Delaware limited partnership with its principal executive office located at 600 Congress Avenue, Suite 3000, Austin, TX 78701. Prime VIII is a venture capital fund. The sole general partner of Prime VIII is Prime SKA I.

Prime SKA I, L.L.C.
-------------------

          Prime SKA I is a Delaware limited liability company with its principal executive office located at 600 Congress Avenue, Suite 3000, Austin, TX 78701, and its principal business is as general partner for Prime VIII.

          The members of Prime SKA I, all of whom are citizens of the United States, are: Gregory S. Marchbanks, Duncan T. Butler, Jr., William P. Glasgow, Robert W. Hughes and Dean M. Greenwood (the "Prime SKA I Members"). The principal business address of each such person is 600 Congress Avenue, Suite 3000, Austin, TX 78701. By virtue of their relationships described above and their roles with Prime SKA I and Prime VIII, each of the Prime SKA I Members may be deemed to control Prime SKA I and Prime VIII and may be deemed to possess indirect beneficial ownership of the shares held by Prime VIII. However, none of the Prime SKA I Members, acting alone, has voting or investment power with respect to the shares directly beneficially held by Prime VIII, and, as a result, each Prime SKA I Member disclaims beneficial ownership of the shares directly beneficially owned by Prime VIII.

                                   #   #   #

          None of the Reporting Persons, nor any of their executive officers, directors, trustees or partners, as applicable during the last five years (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such entity or person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          On August 21, 1998, pursuant to a Share Exchange Agreement, (i) the shareholders of Castle Transmission Services (Holdings) Ltd. ("CTSH") (other than the Issuer, TdF and DFI) exchanged their shares of capital stock of CTSH for an aggregate of 20,867,700 shares of Common Stock of the Issuer and (ii) DFI exchanged its shares of capital stock of CTSH for 11,340,000 shares of Class A Common Stock of the Issuer. In connection with such exchanges, the Issuer exercised warrants to acquire additional shares of capital stock of CTSH and subscribed for additional shares of capital stock of CTSH. Such transactions are collectively referred to herein as the "Exchange". The Issuer now owns 80.0% of CTSH and TdF owns the remaining 20.0%. Simultaneously with the Exchange, (i) each share of the Issuer's previously outstanding Class A Common Stock, par value $.01 per share, was converted into 1.523148 shares of Common Stock, (ii) each share of the Issuer's previously outstanding Class B Common stock, par value $.01 per share, was reclassified as one share of Common Stock and (iii) each share of the Issuer's previously outstanding Series A Convertible Preferred Stock, par value $.01 per share, Series B Convertible Preferred Stock, par value $.01 per share, and Series C Convertible Preferred Stock, par value $.01 per share, was converted into one share of Common Stock. The Exchange and the Conversions are collectively referred to herein as the "Roll-Up". The description of the Roll-Up contained on pages 92-106 of Amendment No. 4 to the Issuer's Registration Statement on Form S-1, which is attached hereto as Exhibit 1 (the "Registration Statement"), is incorporated herein by reference.


ITEM 4.   PURPOSE OF TRANSACTION

          Although each of the Reporting Persons believes that the Shares which it beneficially owns are an attractive investment, each of the Reporting Persons on an individual basis continues to monitor and evaluate its investment in the Issuer in light of pertinent factors, including without limitation the following: (i) the Issuer's business, operations, assets, financial condition and prospects; (ii) market, general economic and other conditions and (iii) other investment opportunities available to one or more of the Reporting Persons. In light of the foregoing factors, and the plans and requirements of the Reporting Persons from time to time, some or all of the Reporting Persons may decide to (i) dispose of some or all of the securities of the Issuer which they beneficially own, (ii) increase or decrease their participation in the determination of the Issuer's management and policies,
(iii) propose a merger, consolidation, joint venture or other business combination involving the Issuer or its subsidiaries or divisions, a sale or purchase of assets or securities of the Issuer or its subsidiaries or divisions, a recapitalization, reorganization or liquidation involving the Issuer or its subsidiaries or divisions or other similar actions or (iv) acquire additional securities of the Issuer. The Reporting Persons reserve the right, either individually or in any combination among themselves or together with one or more other stockholders of the Issuer, to decide in the future to take or cause to be taken one or more of the foregoing actions. Any sale or disposition of one or more of the Reporting Persons' Shares may be made by means of privately negotiated sales, registered offerings or other transactions or by seeking to cause the Issuer to effect one or more of the transactions set forth above. In addition, (i) the securities of the Issuer held by Candover Partners as general partner of the Candover 1994 UK Limited Partnership, the Candover 1994 UK No.2 Limited Partnership, the Candover 1994 US No.1 Limited Partnership and the Candover 1994 US No.2 Limited Partnership (collectively, the "Candover Partnerships") may be distributed by Candover Partners to the limited partners and special limited partners of the Candover Partnerships pursuant to the Limited Partnership Agreements governing each of the Candover Partnerships and
(ii) the securities of the Issuer held by Centennial IV, Centennial V and Centennial Entrepreneurs V may be distributed to the partners of those entities.

          There can be no assurance that any of the foregoing transactions will occur or as to the timing of any such transactions.

          For a description of certain contracts and agreements among the Issuer and certain of the Reporting Persons, including, among other things, agreements concerning the right of certain of the Reporting Persons to designate members of the Board of Directors of the Issuer and obligations to vote for such designees and a management transition at the Issuer, see Item 6, which is hereby incorporated into this Item 4 by reference in its entirety.

          Except as described above, none of the Reporting Persons has any plans or proposals that relate to or would result in: (i) the acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer; (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;
(iii) a sale or transfer of a material amount of assets of the issuer or of any of its subsidiaries; (iv) any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (v) any material change in the present capitalization or dividend policy of the Issuer;
(vi) any other material change in the Issuer's business or corporate structure;
(vii) changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person; (viii) causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (ix) a class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or (x) any action similar to any of those enumerated above.

          The Reporting Persons disclaim that they are part of a group (as such term is set forth in Rule 13(d) promulgated under the Securities Exchange Act of
1934).

Additionally, the Reporting Persons disclaim beneficial ownership of all Shares which are not directly owned of record by such Reporting Person.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

          In accordance with Rule 13d-5(b)(1) of the General Rules and Regulations of the Act and by virtue of the Stockholders Agreement discussed in
Item 6 (subject to the disclaimer in Item 4), each of the Reporting Persons may be deemed to beneficially own 99,127,145 Shares, which constitute approximately 85.7% of the 115,657,700 Shares deemed outstanding as of August 21, 1998 (assuming the exercise or conversion of all securities held by the Reporting Persons that are exercisable for or convertible into Shares), according to information contained in the Registration Statement.

          The information contained in Item 3 of this Statement is hereby incorporated into this Item 5 by reference in its entirety.

Digital Future Investments B.V.
-------------------------------

          DFI has sole voting power with respect to 11,340,000 Shares and has sole dispositive power with respect to 11,340,000 Shares. DFI's sole voting and dispositive power with respect to such 11,340,000 Shares is derived from its direct ownership of 11,340,000 shares of Class A Common Stock, which are convertible into 11,340,000 Shares.

TeleDiffusion de France International S.A.
------------------------------------------

          TdFI has sole voting power with respect to 28,783,500 Shares and has sole dispositive power with respect to 28,783,500 Shares. TdFI 's sole voting and dispositive power with respect to 17,443,500 of such Shares is derived from its 20% equity interest in CTSH, convertible into 17,443,500 shares of Class A Common Stock, convertible into 17,443,500 Shares. By virtue of the relationships reported under Item 2 of this Statement, TdFI also may be deemed to have indirect beneficial ownership of the 11,340,000 Shares beneficially owned by DFI.

TeleDiffusion de France
-----------------------

          TdF has sole voting power with respect to 28,783,500 Shares and has sole dispositive power with respect to 28,783,500 Shares. By virtue of the relationships reported under Item 2 of this Statement, TdF may be deemed to have indirect beneficial ownership of the Shares beneficially owned by DFI and TdFI.

France Telecom
--------------

          France Telecom has sole voting power with respect to 28,783,500 Shares and has sole dispositive power with respect to 28,783,500 Shares. By virtue of the relationships reported under Item 2 of this Statement, France Telecom may be deemed to have indirect beneficial ownership of the Shares beneficially owned by DFI, TdFI and TdF.

Candover Investments plc
------------------------

          Candover Investments has sole voting power with respect to 11,330,200 Shares and has sole dispositive power with respect to 11,330,200 Shares. Candover

Investments is the direct beneficial owner of 2,329,318 Shares over which it has sole voting and dispositive power. By virtue of the relationships reported under Item 2 of this Statement, Candover Investments may be deemed to have indirect beneficial ownership of the shares beneficially owned by Candover Trustees and Candover Partners.

Candover (Trustees) Limited
---------------------------

          Candover Trustees has sole voting power with respect to 208,317 Shares and has sole dispositive power with respect to 208,317 Shares. Candover Trustees Limited is the direct beneficial owner of the 208,317 Shares over which it has sole voting and dispositive power.

Candover Partners Limited (as general partner of the Candover 1994 UK Limited
-----------------------------------------------------------------------------
Partnership, the Candover 1994 UK No.2 Limited Partnership, the Candover 1994 US
--------------------------------------------------------------------------------
No.1 Limited Partnership and the Candover 1994 US No.2 Limited Partnership)
---------------------------------------------------------------------------

          Candover Partners has sole voting power with respect to 8,792,565 Shares and has sole dispositive power with respect to 8,792,565 Shares. Candover Partners is the direct beneficial owner of the 8,792,565 Shares over which it has sole voting and dispositive power.

Candover Services Limited
-------------------------

          Candover Services has sole voting power with respect to 8,792,565 Shares and has sole dispositive power with respect to 8,792,565 Shares. By virtue of the relationships reported under Item 2 of this Statement, Candover Services may be deemed to have indirect beneficial ownership of the Shares beneficially owned by Candover Partners.

Ted B. Miller, Jr.
------------------

          Ted B. Miller, Jr. has sole voting power with respect to 3,916,130 Shares and has sole dispositive power with respect to 3,916,130 Shares. Mr. Miller, Jr. is the direct beneficial owner of the 3,916,130 Shares over which he has sole voting and dispositive power. This figure includes options for 2,848,000 Shares.

The Miller 1996 Gift Trust
---------------------------

          The Miller 1996 Gift Trust has sole voting power with respect to 99,995 Shares and has sole dispositive power with respect to 99,995 Shares. The Miller 1996 Gift Trust is the direct beneficial owner of the 99,995 Shares over which it has sole voting and dispositive power.

Robert A. Crown
---------------

          Robert A. Crown has sole voting power with respect to 2,076,875 Shares and has sole dispositive power with respect to 2,076,875 Shares. Robert A. Crown has shared voting power with respect to 125,000 Shares and has shared dispositive power with respect to 125,000 Shares. Mr. Crown is the direct beneficial owner of the 2,076,375 Shares over which he has sole voting and dispositive power. This figure includes options for 137,500 Shares. Mr. Crown owns 125,000 Shares jointly with Barbara A. Crown over which he has shared voting and dispositive power. Mr. Crown also may be deemed to have indirect beneficial ownership of the 915,625 Shares beneficially owned by a grantor retained annuity trust for Mr. Crown.

Barbara A. Crown
----------------

          Barbara A. Crown has sole voting power with respect to 1,749,375 Shares and has sole dispositive power with respect to 1,749,375 Shares. Barbara
A. Crown has shared voting power with respect to 125,000 Shares and has shared dispositive power with respect to 125,000 Shares. Ms. Crown is the direct beneficial owner of the 1,749,375 Shares over which she has sole voting and dispositive power. Ms. Crown owns 125,000 Shares jointly with Robert A. Crown over which she has shared voting and dispositive power. Ms. Crown also may be deemed to have indirect beneficial ownership of the 915,625 Shares beneficially owned by a grantor retained annuity trust for Ms. Crown.

Robert A. Crown Grantor Retained Annuity Trust
----------------------------------------------

          The Robert A. Crown Grantor Retained Annuity Trust has sole voting power with respect to 915,625 Shares and has sole dispositive power with respect to 915,625 Shares. The Robert A. Crown Grantor Retained Annuity Trust is the direct beneficial owner of the 915,625 Shares over which it has sole voting and dispositive power.

Barbara A. Crown Grantor Retained Annuity Trust
-----------------------------------------------

          The Barbara A. Crown Grantor Retained Annuity Trust has sole voting power with respect to 915,625 Shares and has sole dispositive power with respect to 915,625 Shares. The Barbara A. Crown Grantor Retained Annuity Trust is the direct beneficial owner of the 915,625 Shares over which it has sole voting and dispositive power.

Berkshire Fund III, A Limited Partnership
-----------------------------------------

          Berkshire III has sole voting power with respect to 6,095,450 Shares and has sole dispositive power with respect to 6,095,450 Shares. Berkshire III is the direct beneficial owner of the 6,095,450 Shares over which it has sole voting and dispositive power. This figure includes warrants for 35,935 Shares.

          In addition to the Shares directly held by Berkshire III identified above, Carl Ferenbach holds options for 25,000 Shares. Such options were issued to Mr. Ferenbach in connection with his services to the Issuer as a director. Mr. Ferenbach disclaims beneficial ownership of such Shares, but Berkshire III may be deemed to have indirect beneficial ownership of such Shares.


Third Berkshire Associates Limited Partnership
----------------------------------------------

          Third Berkshire Associates has sole voting power with respect to 6,095,450 Shares and has sole dispositive power with respect to 6,095,450 Shares. By virtue of the relationships reported under Item 2 of this Statement, Third Berkshire Associates may be deemed to have indirect beneficial ownership of the Shares beneficially owned by Berkshire III.

          In addition to the Shares beneficially owned by Third Berkshire Associates identified above, Carl Ferenbach holds options for 25,000 Shares. Such options were issued to Mr. Ferenbach in connection with his services to the Issuer as a director. Mr. Ferenbach disclaims beneficial ownership of such Shares, but Third Berkshire Associates may be deemed to have indirect beneficial ownership of such Shares.


Berkshire Fund IV, Limited Partnership
--------------------------------------

          Berkshire IV has sole voting power with respect to 12,596,055 Shares and has sole dispositive power with respect to 12,596,055 Shares. Berkshire IV is the direct beneficial owner of the 12,596,055 Shares over which it has sole voting and dispositive power. This figure includes warrants for 29,255 Shares.

          In addition to the Shares directly held by Berkshire IV identified above, Carl Ferenbach holds options for 25,000 Shares. Such options were issued to Mr. Ferenbach in connection with his services to the Issuer as a director. Mr. Ferenbach disclaims beneficial ownership of such Shares, but Berkshire IV may be deemed to have indirect beneficial ownership of such Shares.

Fourth Berkshire Associates LLC
-------------------------------

          Fourth Berkshire Associates has sole voting power with respect to 12,596,055 Shares and has sole dispositive power with respect to 12,596,055 Shares. By virtue of the relationships reported under Item 2 of this Statement, Fourth Berkshire Associates may be deemed to have indirect beneficial ownership of the Shares beneficially owned by Berkshire IV.

          In addition to the Shares beneficially owned by Fourth Berkshire Associates identified above, Carl Ferenbach holds options for 25,000 Shares. Such options were issued to Mr. Ferenbach in connection with his services to the Issuer as a director. Mr. Ferenbach disclaims beneficial ownership of such Shares, but Fourth Berkshire Associates may be deemed to have indirect beneficial ownership of such Shares.

Berkshire Investors LLC
-----------------------

          Berkshire Investors LLC has sole voting power with respect to 1,619,300 Shares and has sole dispositive power with respect to 1,619,300 Shares. Berkshire Investors is the direct beneficial owner of the 1,619,300 Shares over which it has sole voting and dispositive power. This figure includes warrants for 4,810 Shares.

          In addition to the Shares directly held by Berkshire Investors LLC identified above, Carl Ferenbach holds options for 25,000 Shares. Such options were issued to Mr. Ferenbach in connection with his services to the Issuer as a director. Mr. Ferenbach disclaims beneficial ownership of such Shares, but Berkshire Investors LLC may be deemed to have indirect beneficial ownership of such Shares.

Centennial Fund IV, L.P.
------------------------

          Centennial IV has sole voting power with respect to 5,965,340 Shares and has sole dispositive power with respect to 5,965,340 Shares. Centennial IV is the direct beneficial owner of the 5,965,340 Shares over which it has sole voting and dispositive power.

          Centennial IV has (i) the direct power to direct the disposition of and vote the Shares held by it and (ii) the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the Shares held by it. By virtue of the relationships described in Item 2 of this Statement, Centennial Holdings IV may be deemed to have (i) the indirect power to vote and direct the disposition of the Shares held by Centennial IV and (ii) the power to direct the receipt of dividends from, and proceeds from the sale of, the Shares held by Centennial IV.

Centennial Holdings IV L.P.
---------------------------

          Centennial Holdings IV has sole voting power with respect to 5,965,340 Shares and has sole dispositive power with respect to 5,965,340 Shares. By virtue of the relationships reported under Item 2 of this Statement, Centennial Holdings IV may be deemed to have indirect beneficial ownership of the Shares beneficially owned by Centennial IV.

          In addition to the Shares directly held by Centennial IV identified above, Jeffrey Schutz holds options for 25,000 Shares. Such options were issued to Mr. Schutz in connection with his services to the Issuer as a director. Mr. Schutz disclaims beneficial ownership of such Shares, but Centennial IV and Centennial Holdings IV may be deemed to have indirect beneficial ownership of such Shares.

Centennial Fund V, L.P.
-----------------------

          Centennial V has sole voting power with respect to 3,731,285 Shares and has sole dispositive power with respect to 3,731,285 Shares. Centennial V is the direct beneficial owner of the 3,731,285 Shares over which it has sole voting and dispositive power. This figure includes warrants for 19,400 Shares.

          Centennial V has (i) the direct power to direct the disposition of and vote the Shares held by it and (ii) the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the Shares held by it. By virtue of the relationships described in Item 2 of this Statement, Centennial Holdings V may be deemed to have (i) the indirect power to vote and direct the disposition of the Shares held by Centennial V and (ii) the power to direct the receipt of dividends from, and proceeds from the sale of, the Shares held by Centennial V.

Centennial Entrepreneurs Fund V, L.P.
-------------------------------------

          Centennial Entrepreneurs V has sole voting power with respect to 115,415 Shares and has sole dispositive power with respect to 115,415 Shares. Centennial Entrepreneurs V is the direct beneficial owner of the 115,415 Shares over which it has sole voting and dispositive power. This figure includes warrants for 600 Shares.

          Centennial Entrepreneurs V has (i) the direct power to direct the disposition of and vote the Shares held by it and (ii) the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the Shares held by it. By virtue of the relationships described in Item 2 of this Statement, Centennial Holdings V may be deemed to have (i) the indirect power to vote and direct the disposition of the Shares held by Centennial Entrepreneurs V and (ii) the power to direct the receipt of dividends from, and proceeds from the sale of, the Shares held by Centennial Entrepreneurs V.

Centennial Holdings V, L.P.
---------------------------

          Centennial Holdings V has sole voting power with respect to 3,846,700 Shares and has sole dispositive power with respect to 3,846,700 Shares. By virtue of the relationships reported under Item 2 of this Statement, Centennial Holdings V may be deemed to have indirect beneficial ownership of the Shares beneficially owned by Centennial V and Centennial Entrepreneurs V.

          In addition to the Shares directly held by Centennial V and Centennial Entrepreneurs V identified above, Jeffrey Schutz holds options for 25,000 Shares. Such options were issued to Mr. Schutz in connection with his services to the Issuer as a director. Mr. Schutz disclaims beneficial ownership of such Shares, but Centennial V, Centennial Entrepreneurs V and Centennial Holdings V may be deemed to have indirect beneficial ownership of such Shares.

Nassau Capital Partners II, L.P.
--------------------------------

          Nassau Capital II has sole voting power with respect to 5,023,825 Shares and has sole dispositive power with respect to 5,023,825 Shares. Nassau Capital II is the direct beneficial owner of the 5,023,825 Shares over which it has sole voting and dispositive power. This figure includes warrants for 49,690 Shares.

Nassau Capital LLC
------------------

          Nassau Capital LLC has sole voting power with respect to 5,023,825 Shares and has sole dispositive power with respect to 5,023,825 Shares. By virtue of the relationships reported under Item 2 of this Statement, Nassau Capital LLC may be deemed to have indirect beneficial ownership of the Shares beneficially owned by Nassau Capital II.

NAS Partners I, L.L.C.
----------------------

          NAS I has sole voting power with respect to 31,255 Shares and has sole dispositive power with respect to 31,255 Shares. NAS I is the direct beneficial owner of the 31,255 Shares over which it has sole voting and dispositive power. This figure includes warrants for 310 Shares.

Fay, Richwhite Communications Limited
-------------------------------------

          Fay, Richwhite has sole voting power with respect to 2,793,640 Shares and has shared dispositive power with Midavia Castletower Investments Limited, David Lloyd Equities Limited, Rangitoto No. 1 Trust and H.F. Coates No. 2 Trust (on whose behalf Fay, Richwhite holds such Shares) with respect to 2,793,640 Shares. Fay, Richwhite is the direct beneficial owner of the 2,793,640 Shares over which it has sole voting and shared dispositive power. This figure includes warrants for 50,000 Shares.

PNC Venture Corp.
-----------------

          PNC Venture Corp. has sole voting power with respect to 2,002,210 Shares and has sole dispositive power with respect to 2,002,210 Shares. PNC Venture Corp. is the direct beneficial owner of the 2,002,210 Shares over which it has sole voting and dispositive power. This figure includes warrants for 60,000 Shares.

PNC Holding Corp.
-----------------

        PNC Holding Corp. has sole voting power with respect to 2,002,210 Shares and has sole dispositive power with respect to 2,002,210 Shares. PNC Holding Corp. is the direct beneficial owner of the 2,002,210 Shares over which it has sole voting and dispositive power. This figure includes warrants for 60,000 Shares.

PNC Bank Corp.
--------------

        PNC Bank Corp. has sole voting power with respect to 2,002,210 Shares and has sole Dispositive power with respect to 2,002,210 Shares. PNC Bank Corp. is the direct beneficial owner of the 2,002,210 Shares over which it has sole voting and dispositive power. This figure includes warrants for 60,000 Shares.

American Home Assurance Company
-------------------------------

          American Home Assurance has, with its parent company AIG, shared voting power with respect to 2,774,040 Shares and shared dispositive power with respect to 2,774,040 Shares. American Home Assurance is the direct beneficial owner of the 2,774,040 Shares over which it has shared voting and dispositive power. This figure includes warrants for 315,155 Shares.

American International Group, Inc.
----------------------------------

          AIG has with its wholly owned subsidiary, American Home Assurance, shared voting power with respect to 2,774,040 Shares and shared dispositive power with respect to 2,774,040 Shares. By virtue of the relationships reported under Item 2 of this Statement, AIG has indirect beneficial ownership of the Shares beneficially owned by American Home Assurance. This figure includes warrants for 315,155 Shares.

New York Life Insurance Company
-------------------------------

          New York Life Insurance Company has sole voting power with respect to 1,060,180 Shares and has sole dispositive power with respect to 1,060,180 Shares. New York Life Insurance Company is the direct beneficial owner of the 1,060,180 Shares over which it has sole voting and dispositive power. This figure includes warrants for 126,000 Shares.

The Northwestern Mutual Life Insurance Company
----------------------------------------------

          The Northwestern Mutual Life Insurance Company has sole voting power with respect to 1,669,815 Shares and has sole dispositive power with respect to 1,669,815 Shares. The Northwestern Mutual Life Insurance Company is the direct beneficial owner of the 1,669,815 Shares over which it has sole voting and dispositive power. This figure includes warrants for 200,000 Shares.

Harvard Private Capital Holdings, Inc.
--------------------------------------

          Harvard Private Capital has sole voting power with respect to 2,463,745 Shares and has sole dispositive power with respect to 2,463,745 Shares. Harvard Private Capital is the direct beneficial owner of the 2,463,745 Shares over which it has sole voting and dispositive power. This figure includes warrants for 299,000 Shares.

Charlesbank Capital Partners, LLC
---------------------------------

          Charlesbank has sole voting power with respect to 2,463,745 Shares and has sole dispositive power with respect to 2,463,745 Shares. By virtue of the relationships reported under Item 2 of this Statement, Charlesbank may be deemed to have indirect beneficial ownership of the Shares beneficially owned by Harvard Private Capital.

Prime VIII, L.P.
----------------

          Prime VIII has sole voting power with respect to 823,765 Shares and has sole dispositive power with respect to 823,765 Shares. Prime VIII is the direct beneficial owner of the 823,765 Shares over which it has sole voting and dispositive power. This figure includes warrants for 100,000 Shares.

Prime SKA I, L.L.C.
-------------------

          Prime SKA I has sole voting power with respect to 823,765 Shares and has sole dispositive power with respect to 823,765 Shares. By virtue of the relationships reported under Item 2 of this Statement, Prime SKA I may be deemed to have indirect beneficial ownership of the shares beneficially owned by Prime VIII.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Stockholders Agreement
----------------------

          By virtue of a Stockholders Agreement dated August 21, 1998 (the "Stockholders Agreement"), all shares of Common Stock held by each of the Reporting Persons must be voted with respect to certain matters in accordance with specific guidelines set forth in the Stockholders Agreement. The Stockholders Agreement provides for, among other things, the election of directors, restrictions on the transfer of shares of Common Stock and Class A Common Stock, tag-along rights in the event of certain proposed sales of Issuer securities and the exercise of registration rights. The description of the Stockholders Agreement contained on pages 99-104 of the Registration Statement (attached as Exhibit 1 hereto) is incorporated herein by reference. A copy of the Stockholders Agreement is attached hereto as Exhibit 2 and the description of the Stockholders Agreement contained herein is qualified in its entirety by reference to such Exhibit, which is hereby incorporated herein by reference in its entirety.

Governance Agreement
--------------------

          In connection with the Roll-Up, the Issuer, TdFI and DFI entered into a Governance Agreement dated August 21, 1998 (the "Governance Agreement"), pursuant to which (i) TdFI and DFI have been granted certain governance and anti-dilutive rights with respect to the Issuer and (ii) subject to certain conditions, (A) during the two-year period following consummation of the Roll-Up, TdFI will have the right to exchange its shares of capital stock of CTSH for an aggregate of 17,443,500 shares of Class A Common Stock and (B) on the second anniversary of the consummation of the Roll-Up, the Issuer will have the right to require TdFI to make such exchange; provided, however, that in each case TdFI will retain its governance rights with respect to CTSH until its ownership interest in the Issuer falls below 5%. The description of the Governance Agreement contained on pages 93-99 of the Registration Statement (attached as Exhibit 1 hereto) is incorporated herein by reference. A copy of the Governance Agreement is attached hereto as Exhibit 3 and the description of the Governance Agreement contained herein is qualified in its entirety by reference to such Exhibit, which is hereby incorporated herein by reference in its entirety.

Crown Memorandum of Understanding
---------------------------------

          In connection with the implementation of a management transition at Crown Communication Inc. ("CCI"), the Issuer and Robert A. Crown entered into a Memorandum of Understanding dated July 2, 1998 (the "Crown Memorandum of Understanding"). Among other things, the Crown Memorandum of Understanding contains a provision concerning the continued service by a designee of the Crown Parties on the Issuer's Board of Directors. The description of the Crown Memorandum of Understanding contained on page 112 of the Registration Statement (attached as Exhibit 1 hereto) is incorporated herein by reference. A copy of the Crown Memorandum of Understanding is attached hereto as Exhibit 4 and the description of the Crown Memorandum of Understanding contained herein is qualified in its entirety by reference to such Exhibit, which is hereby incorporated herein by reference in its entirety.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1. Amendment No. 4 to Crown Castle International Corp.'s Registration Statement on Form S-1.

Exhibit 2. Stockholders Agreement dated August 21, 1998 between Crown Castle International Corp. and certain stockholders listed on Schedule 1 thereto.

Exhibit 3. Governance Agreement dated August 21, 1998 among Crown Castle International Corp., TeleDiffusion de France International S.A. and Digital Future Investments B.V.

Exhibit 4. Memorandum of Understanding dated July 2, 1998 between Crown Castle International Corp. and Robert A. and Barbara A. Crown.

Exhibit 5. Joint Filing Agreement among Digital Future Investments B.V.; TeleDiffusion de France International S.A.; TeleDiffusion de France; France Telecom; Candover Investments plc; Candover (Trustees) Limited; Candover Partners Limited (as general partner of the Candover 1994 UK Limited Partnership, the Candover 1994 UK No.2 Limited Partnership, the Candover 1994 US No.1 Limited Partnership and the Candover 1994 US No.2 Limited Partnership); Candover Services Limited; Ted B. Miller, Jr.; The Miller 1996 Gift Trust; Robert A. Crown (individually and for the Robert A. Crown grantor retained annuity trust); Barbara A. Crown (individually and for the Barbara A. Crown grantor retained annuity trust); Berkshire Fund III, A Limited Partnership; Third Berkshire Associates Limited Partnership; Berkshire Fund IV, Limited Partnership; Fourth Berkshire Associates LLC; Berkshire Investors LLC; Centennial Fund IV, L.P.; Centennial Holdings IV, L.P.; Centennial Fund V, L.P.; Centennial Entrepreneurs Fund V, L.P.; Centennial Holdings V, L.P.; Nassau Capital Partners II, L.P.; Nassau Capital LLC; NAS Partners I, L.L.C.; Fay, Richwhite Communications Limited; PNC Venture Corp.; PNC Holdings Corp.; PNC Bank Corp.; American Home Assurance Company; American International Group, Inc.; New York Life Insurance Company; The Northwestern Mutual Life Insurance Company; Harvard Private Capital Holdings, Inc.; Charlesbank Capital Partners, LLC; Prime VIII, L.P. and Prime SKA I, L.L.C.

Signature
---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  _________________      DIGITAL FUTURE INVESTMENTS B.V.

                                     /s/ Michel Azibert
                                 by  ______________________
                                     Name: Michel Azibert
                                     Title: As Chairman of
                                            TeleDiffusion de France
                                            International; Managing
                                            Director of DFI

Date:  _________________      TELEDIFFUSION DE FRANCE INTERNATIONAL S.A.

                                     /s/ Michel Azibert
                                 by  ______________________
                                     Name: Michel Azibert
                                     Title: As Chairman of
                                            TdFI and Managing Director
                                            of DFI

Date:  _________________      TELEDIFFUSION DE FRANCE

                                     /s/ Bruno Chetaille
                                 by  ______________________
                                     Name: Bruno Chetaille
                                     Title: Chairman and Chief
                                            Executive Officer

Date:  _________________      FRANCE TELECOM

                                 by  /s/ Bruno Chetaille
                                     _____________________
                                     Name: Bruno Chetaille
                                     Title: Director

Date:  _________________      CANDOVER INVESTMENTS PLC

                                 by /s/ G.D. Fairservice
                                    ______________________
                                     Name: G.D. Fairservice
                                     Title: Director


                                 by /s/ P.R. Neal
                                    ______________________
                                     Name: P.R. Neal
                                     Title: Secretary

Date:  _________________      CANDOVER (TRUSTEES) LIMITED

                                 by /s/ P.G. Symonds
                                    ______________________
                                     Name: P.G. Symonds
                                     Title: Director


                                 by /s/ G.D. Fairservice
                                    ______________________
                                     Name: G.D. Fairservice
                                     Title: Director

Date:  _________________      CANDOVER PARTNERS LIMITED


                                 by /s/ G.D. Fairservice
                                    ______________________
                                     Name: G.D. Fairservice
                                     Title: Director

                                 by /s/ P.G. Symonds
                                    ______________________
                                     Name: P.G. Symonds
                                     Title: Director

Date:  _________________      CANDOVER SERVICES LIMITED


                                 by /s/ P.G. Symonds
                                    ______________________
                                     Name: P.G. Symonds
                                     Title: Director

                                 by /s/ G.D. Fairservice
                                    ______________________
                                     Name: G.D. Fairservice
                                     Title: Director

Date:  _________________      TED B. MILLER, JR.

                                 by /s/ Ted B. Miller Jr.
                                    ______________________
                                     Name: Ted B. Miller Jr.

Date:  _________________      THE MILLER 1996 GIFT TRUST

                                 by /s/ Robert H. Singleton, Jr.
                                    ____________________________
                                     Name: Robert H. Singleton, Jr.
                                     Title: Trustee

Date:  _________________      ROBERT A. CROWN

                                 by /s/ Robert A. Crown
                                    ______________________

Date:  _________________      BARBARA A. CROWN

                                 by /s/ Barbara A. Crown
                                    ______________________

Date:  _________________      ROBERT A. CROWN AND PNC BANK,
                              DELAWARE, TRUSTEES OF THE
                              ROBERT A. CROWN GRANTOR
                              RETAINED ANNUITY TRUST

                                 by /s/ Robert A. Crown
                                    ______________________
                                     Name: Robert A. Crown
                                     Title: Trustee

Date:  _________________      BARBARA A. CROWN AND PNC BANK,
                              DELAWARE, TRUSTEES OF THE
                              BARBARA A. CROWN GRANTOR
                              RETAINED ANNUITY TRUST

                                 by /s/ Barbara A. Crown
                                    _______________________
                                     Name: Barbara A. Crown
                                     Title: Trustee

Date:  _________________      BERKSHIRE FUND III, A LIMITED
                              PARTNERSHIP

                                 by /s/ Carl Ferenbach
                                    ______________________
                                     Name: Carl Ferenbach
                                     Title: Managing Director

Date:  _________________      THIRD BERKSHIRE ASSOCIATES
                              LIMITED PARTNERSHIP

                                 by  /s/ Garth H. Greimann
                                     ______________________
                                     Name: Garth H. Greimann
                                     Title: General Partner

Date:  _________________      BERKSHIRE FUND IV,
                              LIMITED PARTNERSHIP

                                 by /s/ Carl Ferenbach
                                    --------------------
                                    Name: Carl Ferenbach
                                    Title: Managing Director,
                                    Fourth Berkshire Associates
                                    LLC

Date:  _________________      FOURTH BERKSHIRE ASSOCIATES LLC

                                     /s/ Garth H. Greimann
                                 by  ______________________
                                     Name: Garth H. Greimann
                                     Title: General Partner

Date:  _________________      BERKSHIRE INVESTORS LLC

                                     /s/ Carl Ferenbach
                                 by  ______________________
                                     Name:  Carl Ferenbach
                                     Title: Managing Director

Date:  _________________      CENTENNIAL FUND IV, L.P.

                                by  Centennial Holdings IV,
                                    L.P., its General Partner

                                 by /s/ Jeffrey H. Schutz
                                    ________________________
                                     Name: Jeffrey H. Schutz
                                     Title: General Partner

Date:  _________________      CENTENNIAL HOLDINGS IV, L.P.

                                     /s/ Jeffrey H. Schutz
                                 by  ______________________
                                     Name: Jeffrey H. Schutz
                                     Title: General Partner

Date:  _________________      CENTENNIAL FUND V, L.P.

                                by  Centennial Holdings V, L.P.,
                                    its General Partner

                                     /s/ Jeffrey H. Schutz
                                 by  _______________________
                                     Name: Jeffrey H. Schutz
                                     Title: General Partner

Date:  _________________      CENTENNIAL ENTREPRENEURS FUND V, L.P.

                                by  Centennial Holdings V, L.P.,
                                    its General Partner

                                     /s/ Jeffrey H. Schutz
                                 by  ______________________
                                     Name: Jeffrey H. Schutz
                                     Title: General Partner

Date:  _________________      CENTENNIAL HOLDINGS V, L.P.

                                     /s/ Jeffrey H. Schutz
                                 by  _______________________
                                     Name: Jeffrey H. Schutz
                                     Title: General Partner

Date:  _________________      NASSAU CAPITAL PARTNERS II, L.P.

                               by Nassau Capital L.L.C., its
                                  General Partner

                                     /s/ Jonathan A. Sweemer
                                 by  _________________________
                                      Name: Jonathan A. Sweemer
                                     Title: Member

Date:  _________________      NASSAU CAPITAL LLC
                                     /s/ Jonathan A. Sweemer
                                 by  _________________________
                                     Name: Jonathan A. Sweemer
                                     Title: Member

Date:  _________________      NAS PARTNERS I, L.L.C.

                                     /s/ Jonathan A. Sweemer
                                 by  _________________________
                                     Name: Jonathan A. Sweemer
                                     Title: Member

Date:  _________________      FAY, RICHWHITE COMMUNICATION LIMITED

                                 by  /s/ Mohindar Randhawa
                                     -------------------------
                                     Name: Mohindar Randhawa
                                     Title: Alternate Director

Date:  _________________      PNC VENTURE CORP.

                                 by  /s/ David McL. Hillman
                                     ______________________________
                                     Name:David McL. Hillman
                                     Title:Executive Vice President


                                     PNC HOLDING CORP.
                                     PNC BANK CORP.

                                     /s/ Robert L. Haunschild
                                     ______________________________
                                     Name:Robert L. Hauschild
                                     Title:Senior Vice President and
                                     CFO,PNC Holding Corp.

Date:  _________________         AMERICAN HOME ASSURANCE COMPANY

                                        /s/ Edward Mathews
                                    by  ______________________
                                        Name: Edward Mathews
                                        Title: Senior Vice President

Date:  _________________         AMERICAN INTERNATIONAL GROUP, INC.

                                        /s/ Kathleen E. Shannon
                                    by  ______________________
                                        Name: Kathleen E. Shannon
                                        Title: Vice President & Secretary

Date:  _________________         NEW YORK LIFE INSURANCE COMPANY

                                        /s/ Steven M. Benevento
                                    by  ________________________
                                        Name: Steven M. Benevento
                                        Title: Director

Date:  _________________         THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

                                        /s/ Richard A. Strait
                                    by  ______________________
                                        Name: Richard A. Strait
                                        Title: Authorized Representative

Date:  _________________         HARVARD PRIVATE CAPITAL HOLDINGS, INC.

                                        /s/ Tami E. Nason
                                    by  ______________________
                                        Name: Tami E. Nason
                                        Title: VP, Legal

Date:  _________________         CHARLESBANK CAPITAL PARTNERS, LLC

                                    by  /s/ Tami E. Nason
                                        ___________________
                                        Name: Tami E. Nason
                                        Title: Authorized Signatory

Date:  _________________         PRIME VIII, L.P.

                                    by  /s/ Dean M. Greenwood
                                        _______________________
                                        Name: Dean M. Greenwood
                                        Title: Managing Director

Date:  _________________         PRIME SKA I, L.L.C.

                                        /s/ Danny Fennewald
                                    by  ______________________
                                        Name: Danny Fennewald
                                        Title: Treasurer

                                   SCHEDULE I



I.   DIGITAL FUTURE INVESTMENTS, B.V.

          Except as otherwise set forth below, the place of citizenship of each such person is the Netherlands.


   NAME; PRINCIPAL OCCUPATION OR       BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
            EMPLOYMENT                                EMPLOYER
--------------------------------------------------------------------------------

Directors
---------

TeleDiffusion de France International

Gedeon Johannes van der                World Trade Center
Ploeg                                  Tower C13
(Management of companies in a          Strawinskylaan 1349
professional services environment)     1077 XX Amsterdam
                                       THE NETHERLANDS


II.  TELEDIFFUSION DE FRANCE INTERNATIONAL S.A.

          Except as otherwise set forth below, the place of citizenship of each such person is France.


   NAME; PRINCIPAL OCCUPATION OR       BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
            EMPLOYMENT                                EMPLOYER
--------------------------------------------------------------------------------

Directors
---------

Michel Azibert                         10, rue d'Oradour sur Glane, 75015 Paris,
(Chairman of T&FI, International       France
Director of T&F)

TeleDiffusion de France                10, rue d'Oradour sur Glane, 75015 Paris,
(Television and radio transmission)    France

Jean-Claude Prigent                    10, rue d'Oradour sur Glane, 75015 Paris,
(Chief Financial Officer               France
of T&F)

Patrick Yzerman                        10, rue d'Oradour sur Glane, 75015 Paris,
(Deputy Chief Financial Officer        France
of T&F)

III. TELEDIFFUSION DE FRANCE S.A.

               Except as otherwise set forth below, the place of citizenship of each such person is France.


   NAME; PRINCIPAL OCCUPATION OR       BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
            EMPLOYMENT                                EMPLOYER
--------------------------------------------------------------------------------

Directors
---------

Bruno Chetaille                        10, rue d'Oradour sur Glane
(Chairman and C.E.O. of T&F;           75015 Paris, FRANCE
Director of the Multimedia Division
of France Telecom)

Pierre Lestrade                        Ministry of the Economy, Finance and
(Chief of the CGTI)                    Industry
                                       CGTI (Conseil General des Technologies de l'Information)
                                       20, avenue Segur
                                       75007 Paris, FRANCE

Gerard Eymery                          FRANCE TELECOM - Division Multimedia
(Director of the Multimedia             103, rue de Grenelle
Division, Mass Market Product          75007 Paris, FRANCE
Services Division, France Telecom)

Jean-Francois Latour                   U.E.R. (Unite Exploitation Reseaux)
(Responsible for U.E.R.)               France Telecom Direction Regionale Angers
                                       52, Boulevard Gaston Ramon
                                       49043 Angers Cedex 01 FRANCE

Jacques Champeaux                      6, place d'Alleray
                                       75015 Paris, FRANCE

Compagnie Generale des                 6, place d'Alleray
Communications - COGECOM               75015 Paris, FRANCE
(French public limited company)

Marc Dandelot                          6, place d'Alleray
(Director)                             75015 Paris, FRANCE

Michel Bertinetto                      France Telecom Mobile
(Director)                             41-45, Boulevard Romain Rolland
                                       75762 Paris Cedex 14, FRANCE

Jean-Yves Gouiffes                     6, place d'Alleray
(Director)                             75015 Paris, FRANCE

Christian Bret                         6, place d'Alleray
(Director)                             75015 Paris, FRANCE

Jacques Bessas                         10, rue d'Oradour sur Glane
(Employee of T&F)                      75015 Paris, FRANCE

Jean-Yvon Coatrieux                      TDF-Direction Regionale Quest
(Responsible for Technical Missions)     3, avenue de Belle Fontaine
                                         B.P. 79
                                         35512 Cesson-Sevigne Cedex, FRANCE

Michel Azibert                           10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Michel Bombes                            10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Marc Rennard                             10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Gerard Chevee                            10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Michel LaPierre                          10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Jean-Claude Prigent                      10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Philippe Hermann                         10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Madeleine Giovachini                     10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Michel Reneric                           10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE

Yves Noirel                              10, rue d'Oradour sur Glane
(Director)                               75015 Paris, FRANCE


IV.   FRANCE TELECOM

          Except as otherwise set forth below, the place of citizenship of each such person is France.


    NAME; PRINCIPAL OCCUPATION OR        BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
             EMPLOYMENT                                 EMPLOYER
--------------------------------------------------------------------------------


Directors
---------

Michel Bon                               6, place d'Alleray
(Chairman and Chief Executive Officer)   75015 Paris, FRANCE

Francois Grappotte                       6, place d'Alleray
(Chairman and Chief Executive Officer,   75015 Paris, FRANCE
LeGrand)

Jean-Claude Desrayaud                    6, place d'Alleray
(Employee of France Telecom)             75015 Paris, FRANCE

Jean Simonin                             6, place d'Alleray
(Managing Director, Residential          75015 Paris, FRANCE
Agency of Toulouse)


Ron Sommer                               6, place d'Alleray
(President, Deutsche Telekom)            75015 Paris, FRANCE
German

Didier Lombard representing French       6, place d'Alleray
State
(Director, Industrial Strategy           75015 Paris, FRANCE
Department,
Ministry of the Economy, Finance and
Industry)

Francis Brun-Buisson representing        6, place d'Alleray
French State                             75015 Paris, FRANCE
(Head of Legal, Technology and
Information
Services of the Prime Minister)

Christophe Blanchard Dignac              6, place d'Alleray
representing French State                75015 Paris, FRANCE
(Budget Director, Ministry of Economy,
Finance and Industry)

Yannick D'Escatha                        6, place d'Alleray
(Director of French Atomic Energy        75015 Paris, FRANCE
Commission)

Simon Nora                               6, place d'Alleray
(Retired, formerly Senior European       75015 Paris, FRANCE
Adviser, Lehman Brothers)

Nicolas Jachiet                          6, place d'Alleray
(Head of Investment Monitoring           75015 Paris, FRANCE
Division,
Treasury Department, Ministry of the
Economy, Finance and Industry)

Jean-Paul Bechat                         6, place d'Alleray
(Chairman and Chief Executive Officer,   75015 Paris, FRANCE
SNECMA)

Pascal Colombani                         6, place d'Alleray
(Director of Technology, Ministry of     75015 Paris, FRANCE
Education, Research and Technology)

Jacques de la Rosiere de Champfeu        6, place d'Alleray
(Former President, European Bank for     75015 Paris, FRANCE
Reconstruction and Development)

Pierre Gadonneix                         6, place d'Alleray
(President, Gaz de France)               75015 Paris, FRANCE

Raymond Durand                           6, place d'Alleray
(Employee of France Telecom)             75015 Paris, FRANCE

Pierre Peuch                             6, place d'Alleray
(Employee of France Telecom)             75015 Paris, FRANCE

Christophe Aguiton                       6, place d'Alleray
(Employee of France Telecom)             75015 Paris, FRANCE

Jean-Francois Davoust                    6, place d'Alleray
(Employee of France Telecom)             75015 Paris, FRANCE

Jean-Pierre Delezenne                    6, place d'Alleray
(Employee of France Telecom)             75015 Paris, FRANCE

Nadine Grandmougin                       6, place d'Alleray
(Employee of France Telecom)             75015 Paris, FRANCE


V.    CANDOVER INVESTMENTS PLC

               Except as otherwise set forth below, the place of citizenship of each such person is the United Kingdom.


 NAME; PRINCIPAL OCCUPATION OR           BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
          EMPLOYMENT                                  EMPLOYER
-----------------------------------------------------------------------------


Directors
---------

Christopher Roger Ettrick Brooke         Watermeadow
(Chairman)                               Swarraton
                                         Alresford
                                         Hampshire SO24 9TO

Stephen William Curran                   21 Ovington Street
(Chief Executive)                        London SW3 21A

Gavin Douglas Fairservice                Parr House
(Deputy Chief Executive)                 2 Wolsey Close
                                         Wimbledon
                                         London SW20 0DD

Colin John Buffin                        5 Heathview Gardens
(Joint Managing Director)                Putney
                                         London SW15 3SZ

Marek Stefan Gumienny                    13 Lambolle Road
(Joint Managing Director)                Belsize Park
                                         London NW3 4HS

Antony P. Hichens                        Flat 6
(Non Executive Director and              93 Eaton Place
 Deputy Chairman)                        London SW1X 8LZ


Richard A.P. King                        96 Mount Street
(Non Executive Director)                 London W1Y 5HG

P.J. Scott Plummer                       Mainhouse
(Non Exec)                               Kelso
                                         Roxburghshire TD5 7AX

James G. West                            Orchard House
(Non Executive Director)                 Eastling
                                         Faversham
                                         Kent ME13 OAZ

Derek R. Wilson                          The Spinney
(Non Executive Director)                 Misbourne Avenue
                                         Chalfont St Peter
                                         Garrards Cross
                                         Buckinghamshire SL9 OPF

VI.   CANDOVER (TRUSTEES) LIMITED

               Except as otherwise set forth below, the place of citizenship of each such person is the United Kingdom.


 NAME; PRINCIPAL OCCUPATION OR           BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
         EMPLOYMENT                                    EMPLOYER
--------------------------------------------------------------------------------

Directors
---------

Stephen William Curran                   21 Ovington Street
(Chief Executive)                        London SW3 21A

Gavin Douglas Fairservice                Parr House
(Deputy Chief Executive)                 2 Wolsey Close
                                         Wimbledon
                                         London SW20 0DD

Philip Gerard Symonds                    Boundary Cottage
(Director)                               Fen Pond Road
                                         Ightham
                                         Sevenoaks
                                         Kent TN15 9JF

VII.  CANDOVER PARTNERS LIMITED

               Except as otherwise set forth below, the place of citizenship of each such person is the United Kingdom.


 NAME; PRINCIPAL OCCUPATION OR           BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
         EMPLOYMENT                                   EMPLOYER
--------------------------------------------------------------------------------

Directors
---------

Stephen William Curran                   21 Ovington Street
(Chairman & Chief Executive)             London SW3 21A

Gavin Douglas Fairservice                Parr House
(Deputy Chief Executive)                 2 Wolsey Close
                                         Wimbledon
                                         London SW20 0DD

Colin John Buffin                        5 Heathview Gardens
(Director)                               Putney
                                         London SW15 3SZ

Marek Stefan Glimienny                   13 Lambolle Road
(Director)                               Belsize Park
                                         London NW3 4HS

Philip Gerard Symonds                    Boundary Cottage
(Director)                               Fen Pond Road
                                         Ightham
                                         Sevenoaks
                                         Kent TN15 9JF

Hamish Robert Muir MacKenzie             18 Longcroft Avenue
(Director)                               Harpenden
                                         Herts AL5 2QZ

Ian James Gray                           124 Oakhill Road
(Director)                               Sevenoaks
                                         Kent

Charles Edward Seager Green              32 Mayford Road
(Director)                               London SW12 8SD

VIII. CANDOVER SERVICES LIMITED

               Except as otherwise set forth below, the place of citizenship of each such person is the United Kingdom.


 NAME; PRINCIPAL OCCUPATION OR           BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
         EMPLOYMENT                                   EMPLOYER
--------------------------------------------------------------------------------


Directors
---------

Christopher Roger Ettrick Brooke         Watermeadow
(Chairman)                               Swarraton
                                         Alresford
                                         Hampshire SO24 9TO

Stephen William Curran                   21 Ovington Street
(Chief Executive)                        London SW3 21A

Gavin Douglas Fairservice                Parr House
(Deputy Chief Executive)                 2 Wolsey Close
                                         Wimbledon
                                         London SW20 0DD

Philip Gerard Symonds                    Boundary Cottage
(Director)                               Fen Pond Road
                                         Ightham
                                         Sevenoaks
                                         Kent TN15 9JF


IX.   PNC VENTURE CORP.

               Except as otherwise set forth below, the place of citizenship of each such person is the United States.


 NAME; PRINCIPAL OCCUPATION OR           BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
         EMPLOYMENT                                   EMPLOYER
-------------------------------------------------------------------------------


Directors
---------

Robert L. Haunschild                     One PNC Plaza
(Director)                               249 Fifth Avenue
                                         Pittsburgh, PA 15222

David McL. Hillman                       3150 CNG Tower
(Director)                               625 Liberty Avenue
                                         Pittsburgh, PA 15222

Donald H. Jones                          DWJ Enterprises, Inc.
(Director)                               103 Gateway Towers
                                         Pittsburgh, PA 15222
                                         (current address - will be moving in
                                         September)

Robert C. Milsom                         One PNC Plaza
(Director)                               249 Fifth Avenue
                                         Pittsburgh, PA 15222

Maria C. Schaffer                        222 Delaware Avenue
(Director)                               Wilmington, DE 19899

Konrad M. Weiss                          Bayer Corporation
(Director)                               100 Bayer Road
                                         Bldg. 16
                                         Pittsburgh, PA 15205-9741

Gary J. Zentner                          3150 CNG Tower
(Director)                               625 Liberty Avenue
                                         Pittsburgh, PA 15222


X.    PNC BANK CORP.

               Except as otherwise set forth below, the place of citizenship of each such person is the United States.


 NAME; PRINCIPAL OCCUPATION OR           BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
         EMPLOYMENT                                   EMPLOYER
-------------------------------------------------------------------------------


Directors
---------

Paul W. Chellgren                        Ashland Inc.
(Chairman and Chief                      P.O. Box 391
Executive Officer)                       Ashland, KY 41114
                                         Energy Company

Robert N. Clay                           Clay Holding Company
(President and Chief                     Three Chimneys Farm
Executive Officer)                       Versailles, KY 40383
                                         Investments

George A. Davidson, Jr.                  Consolidated Natural Gas Company
(Chairman and Chief                      CNG Tower, 625 Liberty Avenue
Executive Officer)                       Pittsburgh, PA 15222-3199
                                         Public Utility Holding Company

David F. Girard-diCarlo                  Blank Rome Comisky & McCauley LLP
(Managing Partner)                       One Logan Square
                                         Philadelphia, PA 19103-6998
                                         Law Firm

Walter Emmor Gregg, Jr.                  One PNC Plaza, P1-POPP-30-1
(Director)                               249 Fifth Avenue
                                         Pittsburgh, PA 15222-2707
                                         Diversified Financial Services

William R. Johnson                       H.J. Heinz Company
(President and Chief                     600 Grant Street
 Executive Officer)                      Pittsburgh, PA 15219-2857
                                         Food Products Company

Bruce C. Lindsay                         Brind-Lindsay & Co. Inc.
(Chairman and Managing Director)         1520 Locust Street, Suite 1100
                                         Philadelphia, PA 19102
                                         Advisory Company

W. Craig McClelland                      Union Camp Corporation
(Chairman and Chief                      1600 Valley Road
 Executive Officer)                      Wayne, NJ 07470
                                         Paper Manufacturing and Land Resources

Thomas Henry O'Brien                     PNC Bank Corp.
(Chairman and Chief Executive Officer)   One PNC Plaza, 249 Fifth Ave.
                                         Pittsburgh, PA 15222-2707
                                         Diversified Financial Services

Jane G. Pepper                           Pennsylvania Horticultural Society
(President)                              100 N. 20th Street - 5th Floor
                                         Philadelphia, PA 19103-1495
                                         Nonprofit Horticultural Membership
                                         Organization

Jackson H. Randolph                      Cinergy Corp.
(Chairman)                               221 East Forth Street, Suite 3004
                                         Cincinnati, OH 45202
                                         Public Utility Holding Company

James Edward Rohr                        PNC Bank, N.A.
(President and Chief Operating Officer)  One PNC Plaza - 30th Floor
                                         Pittsburgh, PA 15265
                                         Diversified Financial Services

Roderic H. Ross
(Chairman and Chief Executive Officer)   Keystone State Life Insurance Co.
                                         1401 Walnut Street, 10th Floor
                                         Philadelphia, PA 19102-3122
                                         Insurance Company

Richard P. Simmons                       Alleghany Teledyne Incorporated
(Chairman, President and                 1000 Six PPG Place
Chief Executive Officer)                 Pittsburgh, PA 15222-5479
                                         Specialty Metals and Diversified
                                         Business

Thomas J. Usher                          USX Corporation
(Chairman and Chief Executive Officer)   600 Grant Street, Room 6170
                                         Pittsburgh, PA 15219-4776
                                         Energy, Steel and Diversified
                                         Business

Milton A. Washington                     AHRCO
(President and Chief Executive Officer)  5604 Baum Boulevard
                                         Pittsburg, PA 15206
                                         Housing Rehabilitation and
                                         Construction

Helge H. Wehmeier                        Bayer Corporation
(President and Chief Executive Officer)  100 Bayer Road, Building 4
                                         Pittsburgh, PA 15205-9741
                                         Specialty Chemicals,
                                         Pharmaceuticals, Imaging
                                         and Graphic Systems

Executive Officers
------------------

Walter E. Gregg, Jr.                     One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Frederick J. Gronbacher                  One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Joseph C. Guyaux                         One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Robert L. Haunschild                     One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Ralph S. Michael III                     One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Thomas H. O'Brien                        One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Thomas E. Paisley III                    One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Samuel R. Patterson                      One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Helen P. Pudlin                          One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Bruce E. Robbins                         One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

James E. Rohr                            One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222

Thomas K. Whitford                       One PNC Plaza
                                         249 Fifth Avenue
                                         Pittsburgh, PA 15222


X.    AMERICAN HOME ASSURANCE COMPANY

               Except as otherwise set forth below, the place of citizenship of each such person is the United States.


 NAME; PRINCIPAL OCCUPATION OR           BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
         EMPLOYMENT                                   EMPLOYER
-------------------------------------------------------------------------------


Directors
---------

Michael J. Castelli                      American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Charles Dangelo                          American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Florence A. Davis                        American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Evan G. Greenberg                        American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Larry D. Hollen                          American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

M.R. Greenberg                           American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

David M. Hupp                            American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Edwin A.G. Manton                        American International Group, Inc.
United Kingdom                           70 Pine Street
                                         New York, New York 10270

Edward E. Matthews                       American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Christian Milton                         American International Group, Inc.
United Kingdom                           70 Pine Street
                                         New York, New York 10270

Michael Mitrovic                         American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Kristian P. Moor                         American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Win J. Neuger                            American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Takaki Sakai                             A.I.U. K.K.
Japan                                    P.O. Box 951
                                         Tokyo, Japan

Robert Sandler                           American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

B. Michael Schlenke                      American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Howard I. Smith                          American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270

Thomas R. Tizzio                         American International Group, Inc.
                                         70 Pine Street
                                         New York, New York 10270


Executive Officers
------------------

Thomas R. Tizzio                         70 Pine Street
(Chairman of the Board)                  New York, New York 10270

Larry D. Hollen                          70 Pine Street
(President)                              New York, New York 10270

Timothy P. Mitchell                      70 Pine Street
(Executive Vice President)               New York, New York 10270

Kristian P. Moor                         70 Pine Street
(Executive Vice President)               New York, New York 10270

Peg Birk                                 70 Pine Street
(Senior Vice President & General         New York, New York 10270
Counsel)

Michael J. Castelli                      70 Pine Street
(Senior Vice President & Treasurer)      New York, New York 10270

Frank H. Douglas, Jr.                    70 Pine Street
(Senior Vice President & Actuary)        New York, New York 10270

David M. Hupp                            70 Pine Street
(Senior Vice President)                  New York, New York 10270

William R. Jacobi                        70 Pine Street
(Senior Vice President)                  New York, New York 10270

Vincent J. Masucci                       777 S. Figueroa Street
(Senior Vice President)                  18th Floor
                                         Los Angeles, California 90017

Edward E. Matthews                       70 Pine Street
(Senior Vice President)                  New York, New York 10270

John F. Schumacher                       70 Pine Street
(Senior Vice President)                  New York, New York 10270

Mark T. Willis                           500 W. Madison Street
(Senior Vice President)                  Chicago, Illinois 60661

Robert Beier                             70 Pine Street
(Vice President)                         New York, New York 10270

John J. Blumenstock                      70 Pine Street
(Vice President & Assistant              New York, New York 10270
Comptroller)

Lawrence W. Carlstrom                    70 Pine Street
(Vice President)                         New York, New York 10270

John C. Colona                           70 Pine Street
(Vice President)                         New York, New York 10270

Robert K. Conry                          70 Pine Street
(Vice President)                         New York, New York 10270

Brian S. Frisch                          70 Pine Street
(Vice President & Assistant              New York, New York 10270
Comptroller)

Kumar Gursahaney                         70 Pine Street
(Vice President & Comptroller)           New York, New York 10270
India

Harold S. Jacobowitz                     70 Pine Street
(Vice President)                         New York, New York 10270

Dee R. Klock                             70 Pine Street
(Vice President)                         New York, New York 10270

Gary A. McMillan                         70 Pine Street
(Vice President)                         New York, New York 10270
Canada

Christian M. Milton                      70 Pine Street
(Vice President)                         New York, New York 10270
United Kingdom

Win J. Neuger                            70 Pine Street
(Vice President)                         New York, New York 10270

David B. Pinkerton                       70 Pine Street
(Vice President)                         New York, New York 10270

Elizabeth M. Tuck                        70 Pine Street
(Secretary)                              New York, New York 10270

XI.  AMERICAN INTERNATIONAL GROUP, INC.

          Except as otherwise set forth below, the place of citizenship of each such person is the United States.


 NAME; PRINCIPAL OCCUPATION OR          BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
          EMPLOYMENT                                    EMPLOYER
--------------------------------------------------------------------------------


Directors
---------

M. Bernard Aidinoff                Sullivan & Cromwell
                                   125 Broad Street
                                   New York, New York 10004

Lloyd M. Bentsen                   Verner Liipfert Berhnard McPherson & Hand
                                   2600 Texas Commerce Tower
                                   600 Travis Street
                                   Suite 2600
                                   Houston, Texas 77002

Pei-yuan Chia                      298 Bedford - Banksville Road
                                   Bedford, New York 10506

Marshall A. Cohen                  Cassels, Brock & Blackwell
Canada                             40 King Street West
                                   20th Floor
                                   Toronto, Ontario M5H 3C2

Barber B. Conable, Jr.             P.O. Box 218
                                   Alexander, New York 14005

Martin S. Feldstein                National Bureau of Economic Research, Inc.
                                   1050 Massachusetts Avenue
                                   Cambridge, Massachusetts 02138

Leslie L. Gonda                    International Lease Finance Corporation
                                   1999 Avenue of the Stars
                                   Los Angeles, California 90067

Evan G. Greenberg                  American International Group, Inc.
                                   70 Pine Street
                                   New York, New York 10270

M. R. Greenberg                    American International Group, Inc.
                                   70 Pine Street
                                   New York, New York 10270

Carla A. Hills                     Hills & Company
                                   1200 19th Street, N.W. - 5th Floor
                                   Washington, DC 20036

Frank J. Hoenemeyer                7 Harwood Drive
                                   Madison, New Jersey 07940

Edward E. Matthews                 American International Group, Inc.
                                   70 Pine Street
                                   New York, New York 10270

Dean P. Phypers                    220 Rosebrook Road
                                   New Canaan, Connecticut 06840

Howard I. Smith                    American International Group, Inc.
                                   70 Pine Street
                                   New York, New York 10270

Thomas R. Tizzio                   American International Group, Inc.
                                   70 Pine Street
                                   New York, New York 10270

Edmund S.W. Tse                    American International Assurance Co., Ltd.
                                   1 Stubbs Road
                                   Hong Kong

Frank G. Wisner                    American International Group, Inc.
                                   70 Pine Street
                                   New York, New York 10270


Executive Officers
------------------

M. R. Greenberg                    70 Pine Street
(Chairman & Chief Executive        New York, New York 10270
Officer)

Thomas R. Tizzio                   70 Pine Street
(Senior Vice Chairman - General    New York, New York 10270
Insurance)

Edward E. Matthews                 70 Pine Street
(Vice Chairman - Investments &     New York, New York 10270
Financial Services

Edmund S.W. Tse                    American International Assurance Co., Ltd.
(Vice Chairman - Life Insurance)   1 Stubbs Road
United Kingdom                     Hong Kong

Frank G. Wisner                    70 Pine Street
(Vice Chairman - External Affairs) New York, New York 10270

Evan G. Greenberg                  70 Pine Street
(President & Chief Operating       New York, New York 10270
Officer)

Edwin A.G. Manton                  70 Pine Street
(Senior Advisor)                   New York, New York 10270
United Kingdom

John J. Roberts                              70 Pine Street
(Senior Advisor)                             New York, New York 10270

Ernest E. Stempel                            70 Pine Street
(Senior Advisor)                             New York, New York 10270

Kristian P. Moor                             70 Pine Street
(Executive Vice President - Domestic         New York, New York 10270
 General Insurance)

Robert B. Sandler                            70 Pine Street
(Executive Vice President - Senior           New York, New York 10270
Casualty Actuary & Senior
Claims Officer)

Howard I. Smith                              70 Pine Street
(Executive Vice President, Chief             New York, New York 10270
Financial Officer & Comptroller)

Ernest T. Patrikis                           70 Pine Street
(Special Advisor to the Chairman)            New York, New York 10270

William N. Dooley                            70 Pine Street
(Senior Vice President - Financial           New York, New York 10270
 Services)

Lawrence W. English                          70 Pine Street
(Senior Vice President - Administration)     New York, New York 10270

Axel I. Freudmann                            72 Wall Street
(Senior Vice President - Human Resources)    New York, New York 10270

Win J. Neuger                                70 Pine Street
(Senior Vice President & Chief Investment    New York, New York 10270
 Officer)

Martin J. Sullivan                           70 Pine Street
(Senior Vice President - Foreign General     New York, New York 10270
 Insurance)
United Kingdom

Florence A. Davis                            70 Pine Street
(Vice President & General Counsel)           New York, New York 10270

Robert E. Lewis                              70 Pine Street
(Vice President & Chief Credit Officer)      New York, New York 10270

Charles M. Lucas                             70 Pine Street
(Vice President & Director of Market Risk    New York, New York 10270
 Management)

Frank Petralito II                           70 Pine Street
(Vice President & Director of Taxes)         New York, New York 10270

Kathleen E. Shannon                          70 Pine Street
(Vice President, Secretary & Associate       New York, New York 10270
 General Counsel)

John T. Wooster, Jr.                         70 Pine Street
(Vice President - Communications)            New York, New York 10270

Carol A. McFate                              70 Pine Street
(Treasurer)                                  New York, New York 10270


Starr International Company, Inc.
---------------------------------
Executive Officers & Directors
------------------------------

Houghton Freeman                             1880 Mountain Road, #14
(Director)                                   Stowe, Vermont 05672

Evan G. Greenberg                            70 Pine Street
(Director)                                   New York, New York 10270

M.R. Greenberg                               70 Pine Street
(Director & Chairman of the Board)           New York, New York 10270

Joseph C.H. Johnson                          American International Building
(Director, President & Treasurer)            29 Richmond Road
United Kingdom                               Pembroke HM08 Bermuda

Edwin A.G. Manton                            70 Pine Street
(Director)                                   New York, New York 10270
United Kingdom

Edward E. Matthews                           70 Pine Street
(Director)                                   New York, New York 10270

L. Michael Murphy                            American International Building
(Director, Vice President & Secretary)       29 Richmond Road
                                             Pembroke HM08 Bermuda

John J. Roberts                              70 Pine Street
(Director)                                   New York, New York 10270

Robert M. Sandler                            70 Pine Street
(Director)                                   New York, New York 10270

Ernest E. Stempel                            70 Pine Street
(Director)                                   New York, New York 10270

Thomas R. Tizzio                             70 Pine Street
(Director)                                   New York, New York 10270

Edmund S.W. Tse                              1 Stubbs Road
(Director)                                   Hong Kong
United Kingdom

The Starr Foundation
--------------------
Executive Officers & Directors
------------------------------

M.R. Greenberg                               70 Pine Street
(Director & Chairman)                        New York, New York 10270

T.C. Hsu                                     70 Pine Street
(Director & President)                       New York, New York 10270

Marion Breen                                 70 Pine Street
(Director & Vice President)                  New York, New York 10270

John J. Roberts                              70 Pine Street
(Director)                                   New York, New York 1027

Ernest E. Stempel                            70 Pine Street
(Director)                                   New York, New York 10270

Houghton Freeman                             1880 Mountain Road, #14
(Director)                                   Stowe, Vermont 05672

Edwin A.G. Manton                            70 Pine Street
(Director)                                   New York, New York 10270

Gladys Thomas                                70 Pine Street
(Vice President)                             New York, New York 10270

Frank Tengi                                  70 Pine Street
(Treasurer)                                  New York, New York 10270

Ida Galler                                   70 Pine Street
(Secretary)                                  New York, New York 10270


C.V. Starr & Co., Inc.
----------------------
Officers & Directors
--------------------

Houghton Freeman                             1880 Mountain Road, #14
(Director)                                   Stowe, Vermont 05672

E.G. Greenberg                               70 Pine Street
(Director & Executive Vice President)        New York, New York 10270

M.R. Greenberg                               70 Pine Street
(Director, President & Chief Executive       New York, New York 10270
 Officer)

Edwin A.G. Manton                            70 Pine Street
(Director)                                   New York, New York 10270

Edward E. Matthews                           70 Pine Street
(Director & Senior Vice President)           New York, New York 10270

John J. Roberts                              70 Pine Street
(Director)                                   New York, New York 10270

Robert M. Sandler                            70 Pine Street
(Director & Vice President)                  New York, New York 10270

Howard I. Smith                              70 Pine Street
(Director & Senior Vice President)           New York, New York 10270

Ernest E. Stempel                            70 Pine Street
(Director)                                   New York, New York 10270

Thomas R. Tizzio                             70 Pine Street
(Director & Senior Vice President)           New York, New York 10270

Edmund S.W. Tse                              1 Stubbs Road
(Director & Senior Vice President)           Hong Kong

Gary Nitzsche                                70 Pine Street
(Treasurer)                                  New York, New York 10270

Kathleen E. Shannon                          70 Pine Street
(Secretary)                                  New York, New York 10270


XII.  NEW YORK LIFE INSURANCE COMPANY

          Except as otherwise set forth below, the place of citizenship of each such person is the United States.


 NAME; PRINCIPAL OCCUPATION OR          BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
          EMPLOYMENT                                   EMPLOYER
--------------------------------------------------------------------------------

Board of Directors
------------------

Robert M. Baylis                        51 Madison Avenue
(Director)                              New York, New York 10010

William G. Burns                        51 Madison Avenue
(Director)                              New York, New York 10010

James L. Broadhead                      51 Madison Avenue
(Director)                              New York, New York 10010

Patricia T. Carbine                     51 Madison Avenue
(Director)                              New York, New York 10010

Kent B. Foster                          51 Madison Avenue
(Director)                              New York, New York 10010

Conrad K. Harper                        51 Madison Avenue
(Director)                              New York, New York 10010

Harry G. Hohn                           51 Madison Avenue
(Director)                              New York, New York 10010

Richard M. Kernan, Jr.                  51 Madison Avenue
(Director)                              New York, New York 10010

Thomas W. Langfitt, M.D.                51 Madison Avenue
(Director)                              New York, New York 10010

Leslie G. McCraw, Jr.                   51 Madison Avenue
(Director)                              New York, New York 10010

David W. Mitchell                       51 Madison Avenue
(Director)                              New York, New York 10010

Richard R. Pivirotto                    51 Madison Avenue
(Director)                              New York, New York 10010

Robert J. Richardson, Ph.D.             51 Madison Avenue
(Director)                              New York, New York 10010
Canada

Frederick J. Sievert                    51 Madison Avenue
(Director)                              New York, New York 10010

Seymour Sternberg                       51 Madison Avenue
(Director)                              New York, New York 10010


Executive Officers
------------------

Frederick J. Sievert                    51 Madison Avenue
(Vice Chairman)                         New York, New York 10010

Ravi Akhoury                            51 Madison Avenue
(Executive Vice President)              New York, New York 10010

Howard I. Atkins                        51 Madison Avenue
(Executive Vice President and           New York, New York 10010
 Chief Financial Officer)

Gary G. Benanav                         51 Madison Avenue
(Executive Vice President)              New York, New York 10010

Richard M. Kernan, Jr.                  51 Madison Avenue
(Executive Vice President and           New York, New York 10010
Chief Investment Officer)

George J. Trapp                         51 Madison Avenue
(Executive Vice President               New York, New York 10010
and Secretary)

Jay S. Calhoun                          51 Madison Avenue
(Senior Vice President and              New York, New York 10010
Treasurer)

Richard D. Levy                         51 Madison Avenue
(Senior Vice President and              New York, New York 10010
Controller)

Michael J. McLaughlin                   51 Madison Avenue
(Senior Vice President and              New York, New York 10010
General Counsel)

Stephen N. Steinlg                      51 Madison Avenue
(Senior Vice President and              New York, New York 10010
Chief Actuary)

Thomas J. Warga                         51 Madison Avenue
(Senior Vice President and              New York, New York 10010
General Auditor)


XIII.  THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

          Except as otherwise set forth below, the place of citizenship of each such person is the United States.


 NAME; PRINCIPAL OCCUPATION OR          BUSINESS ADDRESS; PRINCIPAL BUSINESS OF
           EMPLOYMENT                                    EMPLOYER
-------------------------------------------------------------------------------

Trustees
--------
R. Quintus Anderson                       720 East Wisconsin Avenue
(Chairman, Aarque Capital Corporation)    Milwaukee, Wisconsin 53202-4797

Edward E. Barr                            222 Bridge Plaza South
(Chairman, Sun Chemical Corporation)      Fort Lee, New Jersey 07024 (graphic arts)

Gordon T. Beaham, III                     1025 West Eighth Street
(Chairman of the Board and President,     Kansas City, MO 64101 (consumer products
 Faultless Starch/Bon Ami Company                                manufacturer)

Robert C. Buchanan                        100 West Lawrence Street P.O. Box 727
(President and Chief Executive Officer,   Appleton, WI 54911 (manufacturer of gift
 Fox Valley Corporation)                                      wrap and writing paper)

Robert E. Carlson                          720 East Wisconsin Avenue
(Executive Vice President of Northwestern  Milwaukee, Wisconsin 53202-4797
 Mutual Life)

George A. Dickerman                       425 Meadow Street
(Chairman of the Board, Spalding Sports   P.O. Box 901
 Worldwide)                               Chicopee, MA 01021-0901 (manufacturer of
                                                                   sporting equipment)

Pierre S. du Pont                         P.O. Box 551
(Attorney, Richards, Layton and Finger)   1 Rodney Square
                                          Wilmington, DE 19899

James D. Ericson                          720 East Wisconsin Avenue
(President and Chief Executive Officer of Milwaukee, Wisconsin 53202-4797
 Northwestern Mutual Life)

J. E. Gallegos                            460 St. Michaels Drive
(Attorney, Gallegus Law Firm)             Building 300
                                          Santa Fe, NM 87505

Stephen N. Graff                          720 East Wisconsin Avenue
(Retired Partner, Arthur Andersen LLP)    Milwaukee, Wisconsin 53202-4797

Patricia Albjerg Graham                   420 Gutman
(Professor, Graduate School of Education, Cambridge, MA 02138
 Harvard University)

Stephen F. Keller                         720 East Wisconsin Avenue
(Attorney)                                Milwaukee, Wisconsin 53202-4797

Barbara A. King                           Rt. 3
(President, Landscape Structures, Inc.)   601 7th Street South
                                          Delano, MN 55328 (manufacturer of
                                                            playground equipment)

J. Thomas Lewis                           228 St. Charles Avenue
(Attorney (retired))                      Suite 1024
                                          New Orleans, LA 70130

Daniel F. McKeithan, Jr.                  777 East Wisconsin Avenue
(President, Tamarack Petroleum Company,   Suite 1920
 Inc.)                                    Milwaukee, WI 53202 (operator of oil and
                                                               gas wells)

Guy A. Osborn                             433 East Michigan Street
(Retired Chairman of Universal Foods      Milwaukee, WI 53202
 Corporation)

Timothy D. Proctor                        P.O. Box 13398
(Director, Worldwide Human Resources of   5 Moore Drive
 Glaxo Wellcome plc)                      Research Triangle Park, NC 27709 (pharmaceuticals)

Donald J. Schuenke                        777 East Wisconsin Avenue
(Retired Chairman of                      Suite 1920
Northwestern Mutual Life)                 Milwaukee, Wisconsin 53202-4797

H. Mason Sizemore, Jr.                    Fairview Avenue North and John Street
(President and Chief Operating Officer,   P.O. Box 70
 The Seattle Times)                       Seattle, WA 98109 (publishing)

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                                                                             116

Harold B. Smith                           3600 West Lake Avenue
(Chairman, Executive Committee, Illinois  Glenview, IL 60025-5811 (engineered components
 Tool Works, Inc.)                                                 and industrial systems
                                                                   and consumables)

Sherwood H. Smith, Jr.                    411 Fayetteville Street Mall
(Chairman of the Board of Carolina Power  P.O. Box 1551
& Light)                                  Raleigh, NC 27602 (utility)

John E. Steuri                            2102 Riverfront Drive
(Chairman, Advanced Thermal Technologies) Suite 120
                                          Little Rock, AR 72202-1747 (application software)
John J. Stollenwerk                       201 East Seven Hills Road
(President and Chief Executive Officer,   P.O. Box 998
 Allen-Edmonds Shoe Corporation)          Port Washington, WI 53074-0998 (shoe manufacturers)

Barry L. Williams                         109 Stevenson Street
(President and Chief Executive Officer,   5th Floor
 Williams Pacific Ventures, Inc.)         San Francisco, CA 94105-3409 (venture capital)

Kathryn D. Wriston                        c/o Shearman & Sterling
(Director of various corporations)        599 Lexington Avenue
                                          Room 1126
                                          New York, NY 10022


Executive Officers
------------------

James D. Ericson                          720 East Wisconsin Avenue
(President and Chief Executive Officer)   Milwaukee, Wisconsin 53202-4797

Deborah A. Beck                           720 East Wisconsin Avenue
(Senior Vice President/Chief Compliance   Milwaukee, Wisconsin 53202-4797
 Officer)

William H. Beckley                        720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

Robert J. Berdan                          720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

John M. Bremer                            720 East Wisconsin Avenue
(Executive Vice President, General        Milwaukee, Wisconsin 53202-4797
 Counsel and Secretary)
Peter W. Bruce                            720 East Wisconsin Avenue
(Executive Vice President)                Milwaukee, Wisconsin 53202-4797

Robert E. Carlson                         720 East Wisconsin Avenue
(Executive Vice President)                Milwaukee, Wisconsin 53202-4797

Steven T. Catlett,                        720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

Mark G. Doll                              720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

Thomas E. Dyer                            720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

Richard L. Hall                           720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

William C. Koenig                         720 East Wisconsin Avenue
(Senior Vice President and Chief Actuary) Milwaukee, Wisconsin 53202-4797

Gary E. Long                              720 East Wisconsin Avenue
(Vice President and Controller)           Milwaukee, Wisconsin 53202-4797

Susan A. Lueger                           720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

Meridee J. Maynard                        720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

Donald L. Mellish                         720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

Bruce L. Miller                           720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

Gregory C. Oberland                       720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

Barbara F. Piehler                        720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

James F. Reiskytl                         720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

Mason G. Ross                             720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

John E. Schlifske                         720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

Leonard F. Stecklein                      720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

Frederic H. Sweet                         720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

Dennis Tamcsin                            720 East Wisconsin Avenue
(Senior Vice President)                   Milwaukee, Wisconsin 53202-4797

Martha M. Valerio                         720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

W. Ward White                             720 East Wisconsin Avenue
(Vice President)                          Milwaukee, Wisconsin 53202-4797

Walt J. Wojcik                                   720 East Wisconsin Avenue
(Senior Vice President)                          Milwaukee, Wisconsin 53202-4797

Edward J. Zorc                                   720 East Wisconsin Avenue
(Executive Vice President)                       Milwaukee, Wisconsin 53202-4797